                                                                    EXHIBIT 10.2

                                 LEASE AGREEMENT

                                     between

                      IRON MOUNTAIN STATUTORY TRUST - 1999,
                                    as Lessor

                                       and

                     IRON MOUNTAIN RECORDS MANAGEMENT, INC.,
                                    as Lessee

                            Dated as of July 1, 1999

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

1. Demise; Title; Condition. ..............................................   1

2. Term. ..................................................................   2

3. Rent. ..................................................................   2

4. Use. ...................................................................   3

5. Net Lease; Nonterminability ............................................   3

6. Taxes and Other Charges; Law and Agreements. ...........................   5

7. Title; Liens. ..........................................................   8

8. Indemnification; Fees and Expenses. ....................................   9

9. Environmental Matters ..................................................  11

10. Maintenance and Repair; Additions; Additional Improvements ............  15

11. Trade Fixtures; Inspection. ...........................................  20

12. Condemnation and Casualty. ............................................  20

13. Insurance. ............................................................  26

14. Financial Statements; Other Information. ..............................  30

15. Mergers; Acquisitions; Asset Sales. ...................................  31

16. Purchase Procedure. ...................................................  31

17. Quiet Enjoyment. ......................................................  32

18. Survival. .............................................................  33

19. Subletting; Assignment. ...............................................  33

20. Protective Advances by Lessor. ........................................  34

21. Conditional Limitations --Events of Default and Remedies. .............  34

22. Notices. ..............................................................  40

23. Estoppel Certificates. ................................................  41

24. No Merger .............................................................  41

25. Surrender and Return. .................................................  42

26. Separability. .........................................................  44

27. Lessee's End of Term Purchase Options. ................................  44

28. Signs; Showing. .......................................................  45

29. End of Term Adjustment. ...............................................  46

30. Nature of Lessor's Obligations; Limitations on Liability. .............  47

31. Lessee's Representations and Warranties. ..............................  48

32. Granting of Easements, Etc. ...........................................  49

33. Special Purchase Rights of Lessee; Exchange of Properties. ............  50

34. Additional Purchase Rights of Lessee. .................................  54

35. Recording. ............................................................  54

36. Miscellaneous. ........................................................  55

37. Ownership of the Properties. ..........................................  56

APPENDIX I    Definitions

[The following schedules have been omitted and will be supplementally filed with the Commission upon request:]
SCHEDULE A    Land Parcels
SCHEDULE B    Basic Rent
SCHEDULE C    Termination Values
SCHEDULE D    Environmental Matters
SCHEDULE E    Purchase Prices
SCHEDULE F    Maximum Lessor and Lessee Risk Amounts
SCHEDULE G    Permitted Encumbrances
SCHEDULE H    Form of Supplement to Lease
SCHEDULE I    Form of Certificate As to Insurance
SCHEDULE J    Form of Lessee Estoppel Certificate

      THIS LEASE AGREEMENT, dated as of July 1, 1999 (this Lease), between IRON MOUNTAIN STATUTORY TRUST - 1999 (together with its successors and assigns, Lessor), having an address at 10 State House Square, Hartford, Connecticut 06103, Attention: Corporate Trust Administration, as lessor, and IRON MOUNTAIN RECORDS MANAGEMENT, INC., a Delaware corporation (together with any corporation succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, Lessee), having an address at 745 Atlantic Avenue, Boston, Massachusetts 02111, Attention: Treasurer, as lessee.

      Lessor and Lessee hereby agree for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, one to the other, as follows (capitalized terms not otherwise defined when they first appear are defined in Appendix I hereto):

      1. Demise; Title; Condition. In consideration of the agreements and provisions of this Lease hereinafter stipulated to be observed and performed by Lessee, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, subject to the terms and conditions hereinafter set forth, for the terms described in Article 2 hereof, all of Lessor's right, title and interest in and to each of the Properties. The Land Parcel with respect to each of the Properties is described on Schedule A attached hereto, as Schedule A may be supplemented, amended or modified from time to time by any Lease Supplement.

      Each Property is demised and let in its present condition without representation or warranty by Lessor, subject in each case to (a) the rights of any parties in possession thereof, (b) the state of the title thereto existing at the time Lessor acquired its interest in such Property, (c) any state of facts which an accurate survey or physical inspection might show, (d) all applicable laws, rules, regulations, ordinances and restrictions now in effect or hereafter adopted by any governmental authority having jurisdiction, (e) any environmental conditions now or hereafter existing at, on or under such Property and (f) any violations of such laws, rules, regulations, ordinances and restrictions which may exist at the commencement of the Term of this Lease. Lessee has examined each Property, and has, as between Lessor and Lessee, found the same to be satisfactory for all purposes.

      LESSOR HAS NOT MADE AN INSPECTION OF ANY PROPERTY AND MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROPERTY WHETHER NOW OR HEREAFTER EXISTING OR THE LOCATION, USE, DESCRIPTION, DESIGN, MERCHANTABILITY, FITNESS FOR USE FOR A PARTICULAR PURPOSE, CONDITION OR DURABILITY THEREOF, OR AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN; AND ALL RISKS INCIDENTAL TO THE PROPERTIES SHALL BE BORNE BY LESSEE. IN THE EVENT OF ANY DEFECT OR DEFICIENCY OF ANY NATURE IN ANY PROPERTY OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER PATENT OR LATENT, LESSOR SHALL NOT HAVE ANY RESPONSIBILITY OR

LIABILITY WITH RESPECT THERETO. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION BY LESSOR OF, AND LESSOR DOES HEREBY DISCLAIM ANY AND ALL WARRANTIES BY LESSOR, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES WHETHER NOW OR HEREAFTER EXISTING OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE.

      2. Term. Subject to the provisions hereof, Lessee shall have and hold the Properties for (i) a term which shall begin as to each Property on the Interim Term Commencement Date with respect to such Property, and end at midnight on the day immediately prior to the Basic Term Commencement Date (the Interim Term), and (ii) a term which shall begin on the Basic Term Commencement Date immediately after the end of the Interim Term and end on the Term Termination Date (the Basic Term), unless sooner terminated as hereinafter provided.

      3. Rent.

      (a) During the Term of this Lease, Lessee shall pay the basic rent provided for in Schedule B annexed hereto (Basic Rent) to Lessor (or to any other party as Lessor may from time to time specify in writing), by bank wire transfer or electronic funds transfer (including automated clearinghouse transfers) of immediately available federal funds initiated before 10:30 A.M., Eastern Time, at Lessor's address set forth above, or at such other place within the continental United States to which bank wire or electronic funds transfers can be made, as Lessor may from time to time designate to Lessee in writing. Basic Rent during the Interim Term and the Basic Term shall be due and payable by Lessee in installments in the amounts set forth in Schedule B on the first day of each month during the Term of the Lease (Payment Dates). If any Payment Date falls on a day that is not a Business Day, Basic Rent shall be due and payable on the next succeeding Business Day without interest or penalty if paid on such Business Day.

      (b) All amounts that Lessee is required to pay or discharge pursuant to
(i) this Lease in addition to Basic Rent (including, without limitation, amounts payable as the Purchase Price, Termination Value or other amounts for any Property pursuant to any provision hereof, any Adjustment Price or Maximum Lessee Risk Amount payable pursuant to Article 29, the Reinvestment Premium, any amounts payable by Lessee on behalf of Lessor pursuant to Sections 2.5.2, 2.5.3, 2.5.4, 2.5.6(b), 2.6, 2.7, 3.5, 5.9 and Article 4 of the Loan Agreement, any amounts payable pursuant to Article 20 hereof or as liquidated damages pursuant to paragraph (c) of Article 20 hereof and any indemnity payments payable pursuant to Articles 8 and 9 hereof), and (ii) the Assignment, together with every fine, penalty, overdue interest and cost which may be added for nonpayment or late payment thereof, shall constitute additional obligations hereunder (all of the foregoing, Additional Obligations). In the event of any failure by Lessee to pay or discharge any such Additional Obligations when due, Lessor, except as may be otherwise provided herein, shall have all rights, powers and remedies provided for herein or by law or otherwise in the case of nonpayment of Basic Rent. Lessee may pay Additional Obligations directly to the Persons entitled thereto. Lessee also covenants to pay to Lessor on demand as Additional Obligations, interest at the Overdue Rate, but in no event greater than the maximum rate permitted by applicable law, on (i) all overdue installments of Basic Rent from the due date thereof until paid in full,
(ii) all overdue amounts of Additional Obligations arising out of obligations which Lessor shall have paid on behalf of Lessee pursuant to Article 20 hereof or otherwise from the date of such payment by Lessor until paid in full and
(iii) each other sum required to be paid by Lessee hereunder or under the Assignment which is overdue, including without limitation, any Maximum Lessee Risk Amount or portion thereof, Purchase Price, Termination Value or other amounts for any Property, Adjustment Price, any amounts payable by Lessor pursuant to Sections 2.5.2, 2.5.3, 2.5.4, 2.5.6(b), 2.6, 2.7, 3.5, 5.9 and
Article 4 of the Loan Agreement, and any amounts payable pursuant to Article 21 hereof or as liquidated damages pursuant to paragraph (c) of Article 21 hereof, from the date such sum was due until the date received by the Person entitled thereto.

      (c) With respect to each Property, each of (i) the Termination Value, (ii) the Purchase Price, and (iii) the sum of (x) the Adjustment Price, plus (y) the Maximum Lessor Risk Amount and (z) the Maximum Lessee Risk Amount shall be at least sufficient at all times during the Maximum Lease Term to pay all outstanding principal under the Notes related to such Property, and to pay to the Lessor the amount of the outstanding Equity Investment in accordance with the Operative Documents; and in each case, together with all other amounts required to be paid by Lessee under the Operative Documents such amount shall also be sufficient to pay accrued interest under the Notes and the Equity Return.

      4. Use. Lessee may use each Property as a warehouse or data storage facility and for accessory office, parking and other ancillary uses. With the prior written consent of Lessor, Agent Bank and LC Issuer of such other use, which consent will not be unreasonably withheld, Lessee may use a Property for any other lawful use which Lessee certifies (i) is not generally hazardous, (ii) does not, in Lessee's good faith determination, adversely affect the fair market value, utility or useful life of such Property and (iii) does not violate any applicable law, rule, regulation or restriction.

      5. Net Lease; Nonterminability

      (a) This Lease is a "triple net lease" and Lessee shall pay all Basic Rent and Additional Obligations without notice, demand, counterclaim, set-off, deduction, or defense, and without abatement, suspension, deferment, recoupment, diminution or reduction, free from any charges, assessments, impositions, expenses or deductions of any and every kind or nature whatsoever including, without limitation (1) any right Lessee may have against Lessor, any contractor or any other Person for any reason (whether in connection with this transaction or any other transaction), (2) any breach, default or misrepresentation by Lessor or any other Person under this Lease, the Loan Agreement, Guaranty, Assignment of Guaranty or Assignment, or (3) any invalidity or unenforceability in whole or in part of this Lease, the Loan Agreement, Guaranty, Assignment of Guaranty or Assignment, or any other infirmity herein or therein, or any lack of power or authority of any party to this Lease, the Loan Agreement, Guaranty, Assignment of Guaranty or Assignment. All costs, expenses and obligations of every kind and nature whatsoever relating to each Property and the appurtenances thereto and the use and occupancy thereof by Lessee or anyone claiming by, through or under Lessee as Lessee hereunder which may arise or become due during or with respect to the period constituting the Term hereof shall be paid by Lessee, and Lessee shall indemnify Lessor against any of the foregoing as provided in Article 8. Lessee assumes, during the Term of this Lease, the sole responsibility for the condition (physical or environmental), use, operation, maintenance, subletting and management of each Property, and Lessee shall indemnify Lessor with respect to the foregoing as provided in Article 8, and Lessor shall have no responsibility in respect thereof and shall have no liability for damage to the property of Lessee or any sublessee of Lessee on any account or for any reason whatsoever. Without limiting the generality of the foregoing, during the Term of this Lease, Lessee shall perform all of the obligations of the sublessor under any subleases affecting all or any part of any Property which Lessee may hereafter enter into as sublessor to the extent that sublessee's failure to perform such obligations would result in the occurrence of a Default or Event of Default under this Lease.

      (b) Except as otherwise expressly provided in Article 9, paragraph (c) of
Article 12, clause (ii) of paragraph (b) of Article 21, paragraph (a) of Article 33 hereof and paragraph (a) of Article 34 hereof, this Lease shall not terminate as to any Property, nor shall Lessee have any right to terminate this Lease as to any Property, nor shall Lessee be entitled to any abatement or reduction of rent hereunder, nor shall Lessee have the right to be released or discharged from any obligations or liabilities hereunder for any reason, including without limitation, any damage to or destruction of all or part of any Property; any restriction, deprivation (including eviction) or prevention of, or any interference with, any use or the occupancy of any Property (whether due to any defect in or failure of Lessor's title to such Property, any Lessor Lien or otherwise); any condemnation, requisition or other taking or sale of the use, occupancy or title to any Property; any action, omission or breach on the part of Lessor under this Lease or under any other agreement between Lessor and Lessee; the inadequacy or failure of the description of any Property to demise and let to Lessee any property intended to be leased hereby; Lessee's acquisition of ownership of any Property or any sale or other disposition of any Property; the impossibility or illegality of performance by Lessor or Lessee or both; the failure of Lessor to deliver possession of any Property on the Interim Term Commencement Date with respect to such Property; any action of any court, administrative agency or other governmental authority; any environmental condition affecting any Property; or any other cause, whether similar or dissimilar to the foregoing, any present or future law notwithstanding.

      (c) Lessee will remain obligated under this Lease in accordance with its terms, and will not take any action to terminate, rescind or avoid this Lease for any reason, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Lessor, or any assignee of Lessor, or any action with respect to this Lease which may be taken by any receiver, trustee or liquidator, or any assignee of Lessor or by any court in any such proceeding. Lessee waives all rights at any time conferred by statute or otherwise to quit, terminate or surrender this Lease or any Property (except as otherwise expressly provided hereinabove), or to any abatement or deferment of any Basic Rent, Additional Obligations or other sum payable by Lessee hereunder, on account of any cause referred to in this Article 5 or otherwise.

      6. Taxes and Other Charges; Law and Agreements.

      (a) Lessee shall pay and discharge, on or before the last day upon which the same may be paid without interest or penalty, and shall indemnify each Indemnified Party on an after tax basis, from and against, all taxes, including any tax based upon or measured by gross rentals or receipts from any Property, assessments, levies, fees, water and sewer rents and other governmental and similar charges, general and special, ordinary or extraordinary, and whether or not the same shall have been within the express contemplation of the parties hereto, and any interest and penalties thereon, which are levied, assessed or due against (i) such Indemnified Party and which relate to such Indemnified Party's interest in any Property, the use, occupancy, operation or possession of any Property or any part thereof or the transactions contemplated by the Operative Documents, (ii) any Property or the interest of Lessee or Lessor therein, (iii) Basic Rent or Additional Obligations or other sums payable by Lessee hereunder, (iv) this Lease or the interest of Lessee or the Indemnified Parties hereunder, (v) the use, occupancy, construction, repair or rebuilding of any Property or any portion thereof, (vi) gross receipts from any Property or
(vii) Taxes and "Taxes" or terms of like import as defined in the Loan Agreement. If any tax or assessment levied or assessed against any Property may legally be paid in installments, Lessee shall have the option to pay such tax or assessment in installments; provided, however, that upon the termination or expiration of the Term of this Lease with respect to such Property, Lessee shall pay any such tax or assessment which it has been paying in installments in full, on or prior to such termination or expiration date, unless such Property is being purchased by Lessee hereunder, and no liability could result to any Indemnified Party due to Lessee's failure to pay such tax or assessment in full. Nothing in this Lease shall require payment by Lessee of any franchise, estate, inheritance, succession, transfer, net income or profits taxes of any

Indemnified Party (including any minimum taxes and withholding taxes), except for (x) withholding taxes for which Lessor is liable under Section 5.9 of the Loan Agreement or Section 3.8 of the Deed of Trust to Agent Bank and for which Lessee shall be liable hereunder, (y) transfer taxes, recording fees, or similar charges payable in connection with a conveyance hereunder to Lessee or in connection with Lessor's or Agent Bank's exercise of remedies after an Event of Default hereunder and (z) any gross receipts or similar taxes imposed or levied upon, assessed against or measured by the Basic Rent, Additional Obligations or any other sums payable by Lessee hereunder or levied upon or assessed against any Property (but excluding from this clause (z), any such taxes which are in substitution for an income, profit or revenue tax of any Indemnified Party, but then only to the extent of such substitution and only to the extent that such tax, assessment or other charge would be payable if such Property were the only property of such Indemnified Party subject thereto) (the foregoing, collectively, Excluded Taxes). Lessee shall prepare and file or cause to be filed on a timely basis all returns and other materials required in connection with any taxes, assessments or other charges that Lessee is required to pay pursuant to this Article 6; provided, however, where legally required, Lessor will sign such return or related power of attorney. Lessee shall furnish to Lessor promptly, and in any event within 30 days after the later of the date the same becomes due and payable and the date of written demand by Lessor, as the case may be, proof of the payment of any such tax, assessment, fee, rent or charge which is payable by Lessee and, upon written demand of Lessor, proof of the filing of all returns and other materials required in connection therewith.

      (b) Lessee shall pay all charges for utility, communication and other services to the extent rendered or used during the Term of this Lease on or about any Property, whether or not payment therefor shall become due after the Term of this Lease.

      (c) Lessee shall at all times during the Term of this Lease, at Lessee's own cost and expense, perform and comply in all material respects with all laws, rules, orders, ordinances, regulations and requirements now existing or (except to the extent any exemption or so called "grandfathering" provision is available to Lessee) hereafter enacted or promulgated, of every government and municipality having jurisdiction over each Property and of any agency thereof, relating to such Property, or the improvements thereon, or the facilities or equipment thereon or therein, or the appurtenances to such Property, or the franchises and privileges connected therewith, or, to the extent that Lessor or Lessee has any obligation or responsibility therefor, the streets, sidewalks, vaults, vault spaces, curbs and gutters adjoining such Property (collectively, Legal Requirements), whether or not such Legal Requirements so involved shall necessitate structural changes, improvements, interference with use and enjoyment of such Property, replacements or repairs, extraordinary as well as ordinary, and Lessee shall so perform and comply, whether or not such Legal Requirements shall now exist or shall hereafter be enacted or promulgated, and whether or not such Legal Requirements can be said to be within the present contemplation of the parties hereto. Lessee shall at all times during the Term of this

Lease, at Lessee's own cost and expense, perform and comply with the terms of all Permitted Encumbrances and any easement granted or released pursuant to
Article 32 hereof and shall perform all of the obligations of Lessor under such Permitted Encumbrances and of the grantor or releasor under the related instrument of grant or release. Lessee shall, at its expense, comply with all provisions of insurance policies required pursuant to Article 13 hereof, and shall, at its expense comply with the provisions of all contracts, agreements, instruments and restrictions existing at the commencement of this Lease or thereafter suffered or permitted by Lessee (the noncompliance with which would adversely affect any Property or any part thereof or the ownership, occupancy, use, operation or possession thereof). Lessee shall at all times during the Term of this Lease comply with the terms of and perform its obligations under the Assignment and any consent of Lessee to the Assignment.

      (d) Notwithstanding the provisions of paragraphs (a) through (c) of this
Article 6 and those of Article 7, Lessee shall have the right to contest, by appropriate legal proceedings, any tax, charge, levy, assessment, lien or other encumbrance, and/or any Legal Requirement affecting any Property, and to postpone payment of or compliance with the same during the pendency of such contest, provided that (i) the commencement and continuation of such proceedings shall suspend the collection thereof from, and suspend the enforcement thereof against, Lessor and any Property, (ii) no part of any Property nor any Basic Rent or Additional Obligations or other sums payable by Lessee hereunder shall be in imminent danger of being sold, forfeited, attached or lost, (iii) there shall not exist (x) any interference with the use and occupancy of any Property or any part thereof that has or would have a material adverse effect on the fair market value, utility or useful life of any Property, or (y) any interference with the payment of Basic Rent or any Additional Obligations (other than the portion subject to the contest), (iv) Lessee shall promptly prosecute such contest to a final settlement or conclusion, or if Lessee deems it advisable to abandon such contest, Lessee shall promptly pay or perform the obligation which was the subject of such contest and (v) at no time during the permitted contest shall there be a risk of the imposition of criminal liability or civil liability on Lessor arising from non-payment of the contested item or non-compliance with the contested Legal Requirement. If any Default or Event of Default hereunder shall have occurred and be continuing, and any such contest or contests, individually or in the aggregate, at any one time pending with respect to any Property shall involve an amount of money or potential loss (including fines and similar charges) in excess of $1,000,000, plus any security theretofore provided pursuant to this provision, then Lessee shall either (i) deposit with the Depositary (as defined in subparagraph (i) of paragraph (b) of Article 12 of this Lease) an amount equal to 100% of the tax, charge, levy, assessment, lien or other encumbrance affecting such Property, which amount may be invested in accordance with the terms and provisions set forth in subparagraph (iv) of paragraph (b) of Article 12 of this Lease or (ii) post an equivalent bond, or letter of credit from an institution (other than Lessee or its Affiliates) meeting the requirements to be a Depositary under this Lease, for security. Lessee shall not postpone the payment of any such tax, charge, levy, assessment, lien or other encumbrance for such length of time as shall permit any Property, or any lien thereon created by such item being contested, to be sold by federal, state, county or municipal authority for the non-payment thereof; Lessee shall not postpone compliance with any such law, rule, order, ordinance, regulation or other governmental requirement if Lessor will thereby be subject to criminal prosecution or civil liability, or if any municipal or other governmental authority shall be in a position according to applicable law to commence to foreclose or sell any lien affecting all or part of any Property which shall have arisen by reason of such postponement or failure of compliance.

      (e) Without limiting the generality of any of the other provisions of this
Article 6, Lessee shall at all times during the Term of this Lease promptly comply with the terms of and fully and faithfully pay and perform its obligations, as agent, incurred under the Agency Agreement. In the event of the termination of this Lease as herein provided or Lessee's abandonment of any Property, the obligations and liabilities of Lessee with respect to each Indemnified Party, actual or contingent, under this Article 6 shall survive such termination or abandonment.

      7. Title; Liens. Lessee represents and warrants to, and covenants with, Lessor that Lessor has and shall have good fee simple title to each and every Property, subject only to Permitted Encumbrances, and that Lessee shall warrant and defend the same to Lessor against the lawful claims and demands of all persons. Subject to the provisions of paragraph (d) of Article 6, Lessee will promptly, but in any event no later than the earlier of 30 days after its Actual Knowledge of the filing thereof or the enforcement of the same, at its own expense, remove, satisfy or discharge of record, by bond or otherwise, any charge, lien, security interest or encumbrance upon any Property, upon any Basic Rent, or upon any Additional Obligations or other sums payable by Lessee under this Lease which arises for any reason (except for Lessor Liens and any other acts or omissions of Lessor or anyone claiming by, through or under Lessor, without the consent of Lessee), including all liens which arise out of Lessee's possession, use, operation and occupancy of any Property, but not including any Permitted Encumbrances. Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance by any contractor, laborer, materialman, or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to any Property or any part thereof. Notice is hereby given that Lessor will not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding an interest in any Property or any part thereof through or under Lessee, and that no mechanic's or other liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to any Property. In the event of the failure of Lessee to discharge any charge, lien, security interest or encumbrance within the time period set forth above and otherwise as aforesaid, except during the pendency of any contest permitted and conducted pursuant to paragraph (d) of Article 6, after 10 days prior notice to Lessee (or after shorter notice or without notice if prudent under the circumstances to prevent enforcement or other action against Lessor or any Property), Lessor or Agent Bank may discharge such items by payment or bond or both, and Lessee will repay to Lessor, upon demand, any and all amounts paid therefor, or by reason of any liability on such bond, and also any and all reasonable incidental expenses, including reasonable attorneys' fees, incurred by Lessor in connection therewith.

      8. Indemnification; Fees and Expenses. Lessee shall pay, and shall protect, defend and indemnify each Indemnified Party against and hold each Indemnified Party harmless from all liabilities, losses, damages, costs (but excluding general administrative costs of such Indemnified Party unrelated to the claim of indemnity hereunder), expenses (including reasonable attorneys' fees and expenses), claims, demands or judgments of any nature actually imposed upon or incurred by such Indemnified Party to the extent (a) arising or alleged to arise from or in connection with or relating to the Overall Transaction or during the Term of this Lease, the condition, use, operation, maintenance, subletting and management of any Property, (b) arising from or in connection with or relating to the use and occupancy of any Property by Lessee or anyone claiming by, through or under Lessee as Lessee hereunder or (c) arising from or in connection with any of the following which occurred during the Term of this
Lease: (i) any injury to, or the death of, any person or any damage to or loss of property on or adjacent to any Property or growing out of or connected with, the ownership, use, nonuse, occupancy, operation, possession, condition, construction, repair or rebuilding of any Property or adjoining property, sidewalks, streets or ways or resulting from the condition of any thereof, (ii) any liability actually incurred by the Indemnified Party seeking indemnification hereunder arising from claims by third parties resulting from any violation by Lessee of (A) any provision of this Lease, or (B) any Legal Requirement affecting any Property, or (C) any provision of any lease (other than this Lease) or other agreement relating to any Property as of the date hereof or hereafter in effect to which Lessee is a party or by which Lessee is bound, or
(D) any contract or agreement to which Lessee is a party, or any restriction, law, ordinance or regulation, affecting any Property or the ownership, use, nonuse, occupancy, condition, operation, possession, construction, repair or rebuilding thereof or of adjoining property, sidewalks, streets or ways; (iii) any contest permitted by paragraph (d) of Article 6; and (iv) any violation or alleged violation by Lessee of any of the terms and provisions hereof; provided, however, that any such indemnity and hold harmless provided for in this Article 8 shall not, as to any Indemnified Party, be available (A) to the extent but only to the extent that any such losses, claims, damages, liabilities, costs, demands or judgments or related expenses resulted from (x) the gross negligence or willful misconduct of, (y) a material breach of a covenant by, or (z) a material misrepresentation by, in each case, such Indemnified Party; (B) with respect to Lessor Liens; or (C) for Excluded Taxes. The foregoing shall not give rise to any third party beneficiary rights with respect to any Person who is not an Indemnified Party.

      With respect to any amount that the Lessee is requested by an Indemnified Party to pay by reason of this Article 8, such Indemnified Party shall, if so requested by the Lessee, submit such additional information to the Lessee as the Lessee may reasonably request and which is in the possession of such Indemnified Party to describe the requested payment; but failure by such Indemnified Party to provide such information shall in no way reduce Lessee's indemnified obligations hereunder or in any way delay its payment or performance of its obligations hereunder.

      In case any action, suit or proceeding shall be brought against any Indemnified Party, such Indemnified Party shall notify the Lessee of the commencement thereof, and the Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof; provided, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnified Party in respect of such action, suit or proceedings, and, the Lessee shall keep such Indemnified Party fully apprised of the status of such action, suit or proceeding and shall provide such Indemnified Party with all information with respect to such action, suit or proceeding as such Indemnified Party shall reasonably request, and provided, further, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding (and shall pay all costs and reasonable attorneys' fees incurred by such Indemnified Party in assuming such control) if, (A) in the reasonable opinion of such Indemnified Party, (x) such action, suit or proceeding involves any risk of imposition of criminal liability on such Indemnified Party or any risk of imposition of material civil liability on such Indemnified Party not covered by insurance required hereunder (such insurance coverage to be satisfactory in such Indemnified Party's reasonable judgment) or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Encumbrance) on any Property or any part thereof unless, in the case of uninsured civil liability, the Lessee shall have posted a bond or other security satisfactory to the relevant Indemnified Parties in respect to such risk or (y) the control of such action, suit or proceeding would, in the reasonable opinion of the Indemnified Party, involve a likely potential conflict of interest, (B) such proceeding involves any claim not fully indemnified by the Lessee which the Lessee and the Indemnified Party have been unable to sever from such indemnified claim, or (C) an Event of Default has occurred and is continuing. Subject to the previous sentence, if Lessee is permitted to so control such defense, the Indemnified Party may participate at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing. The Lessee shall not enter into any settlement or other compromise with respect to any claim subject to indemnification under this Article 8 without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld in the case of a money settlement not involving an admission of liability of such Indemnified Party; provided, however, that in the event that such Indemnified Party withholds consent to any settlement or other compromise, the Lessee shall not be required to indemnify such Indemnified Party under this Article 8 to the extent that the applicable claim (x) is for legal fees and expenses incurred after the date of the proposed settlement or (y) results in a judgment in excess of such offered money settlement.

      If such Indemnified Party shall control such defense, unless an Event of Default shall have occurred and be continuing no Indemnified Party shall enter into any settlement or other compromise with respect to any claim for which it is entitled to be indemnified under this Article 8 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Indemnified Party waives its right to be indemnified under this Article 8 with respect to such claim.

      Upon payment in full of any claim by the Lessee pursuant to this Article 8 to or on behalf of an Indemnified Party, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnified Party may have relating thereto and such Indemnified Party shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be reasonably necessary to preserve any such subrogation rights.

      In the event of the termination of this Lease as herein provided or Lessee's abandonment of any Property, the obligations and liabilities of Lessee with respect to each Indemnified Party, actual or contingent, under this Article 8 shall survive such termination or abandonment.

      9. Environmental Matters. Lessee represents and warrants (with respect to statements made as of a particular date) and covenants (with respect to future or ongoing obligations) to the Indemnified Parties that:

      (i) at all times during the Term of this Lease, each and every Property, Lessee, all sublessees and any assignee of Lessee shall comply in all material respects with all applicable Environmental Laws, including the effecting of cures in compliance with Environmental Laws, if applicable; Lessee has, and has ensured that all sublessees of each Property have, obtained all permits, licenses, and any other authorizations to conduct operations at such Property that are required under applicable Environmental Laws (collectively, Environmental Permits) as of the applicable Property Closing Date with respect to each Property and shall obtain and shall ensure that all sublessees of each Property shall obtain and maintain in full force and effect, at all times during the Term of this Lease, all Environmental Permits that are now or hereafter required; Lessee is, and has ensured that all sublessees of each Property are in compliance in all material respects with all terms and conditions of all Environmental Permits as of the applicable Property Closing Date, and Lessee shall, and shall ensure that all sublessees of each Property shall, comply in all material respects with all terms and conditions of all Environmental Permits now or hereafter required; Lessee shall cause any alterations of, or construction on, each Property to be done in compliance with applicable Environmental Laws, and in connection with any such alterations or construction, shall remove and dispose of, in compliance with applicable Environmental Laws, any Hazardous Substances present upon any Property to the extent required or authorized (as to such disposal) by applicable Environmental Laws;

      (ii) as of the applicable Property Closing Date with respect to each Property, (a) no notices, complaints or orders of violation or non-compliance regarding alleged violations of, or strict liability under, Environmental Laws have been received by Lessee or, to the best of its knowledge, by any Person regarding such Property; (b) no federal, state or local governmental environmental investigation or legal action by a private party is pending or, to the best of Lessee's knowledge, overtly threatened, arising under or pursuant to Environmental Laws with regard to such Property; and (c) no liens have been placed upon such Property in connection with any actual or alleged liability under any Environmental Laws;

      (iii) no Property (a) as of the applicable Property Closing Date with respect thereto has been used by Lessee or, to the best of Lessee's knowledge, by any other Person to generate, manufacture, refine, produce or process any Hazardous Substance or to store, handle, treat, dispose, transfer or transport any Hazardous Substance other than as set forth in Schedule D, as the same may be supplemented from time to time by Lease Supplements as contemplated by Article 1, solely with respect to the Property which is the subject thereof, other than normal and lawful uses of such Hazardous Substances in lawful quantities and in compliance with Environmental Laws and where such uses have had no material adverse effect upon such Property, and (b) will be used by Lessee or any sublessee or assignee of Lessee at any time during the Term of this Lease to generate, manufacture, refine, produce or process any Hazardous Substance or to store, handle, treat, dispose, transfer or transport any Hazardous Substance, other than normal and lawful uses of such Hazardous Substances in lawful quantities and in compliance with Environmental Laws in connection with Lessee's intended use of such Property in accordance with the provisions of Article 4, where such uses will have no material adverse effect upon such Property;

      (iv) other than as set forth in Schedule D hereto, as the same may be supplemented from time to time by Lease Supplements, as of the applicable Property Closing Date with respect to each Property, no surface impoundments are (and during the Term of this Lease, none will be) constructed, operated or maintained in or on such Property and no above ground tanks or other containment structures will be constructed, operated or maintained on any Property in violation of applicable Environmental Laws and no underground storage tanks are (and during the Term of this Lease, none will be) constructed, operated or maintained in or on any Property; as of the applicable Property Closing Date with respect to each Property, there is no asbestos nor asbestos-containing material (except commercially produced product in non-friable bonded form, the presence of which complies with all Environmental Laws) located in, on, at or under such Property nor is there any PCB-containing equipment, including PCB-containing transformers located in, on, at or under such Property nor will any of the foregoing be located in, on, at or under any Property at any time during the Term of this Lease;

      (v) as of the applicable Property Closing Date with respect to each Property, other than as set forth in Schedule D, as the same may be supplemented from time to time by Lease Supplement as contemplated by Article 1, solely with respect to the Property which is the subject thereof, each Property is free of Hazardous Substances at, in, on, over or under such Property, regardless of the source of any such Hazardous Substances, except in concentrations that do not exceed those allowed under or pursuant to applicable Environmental Laws in connection with Lessee's development and intended use of such Property in accordance with the provisions of Article 4 and none of which will have a material adverse effect upon such Property; and

      (vi) at all times during the Term of this Lease, other than normal and lawful uses of such Hazardous Substances in lawful quantities and in compliance with Environmental Laws in connection with Lessee's intended use of any Property in accordance with the provisions of
            Article 4, where such uses will have no material adverse effect upon such Property, neither Lessee nor any sublessee or assignee of Lessee shall, directly or indirectly, place Hazardous Substances at, in, on, over or under such Property.

      Promptly upon obtaining Actual Knowledge thereof, Lessee shall give to Lessor notice of the occurrence of any of the following events: (i) the failure of any Property, Lessee, any sublessee or assignee of Lessee to comply, in all material respects, with any Environmental Law; (ii) the issuance to Lessee or any sublessee of space in any Property or any assignee of Lessee, of any written notice, complaint or order of violation or non-compliance in any material respect with regard to any Property or the use thereof with respect to Environmental Laws; (iii) any written notice of a pending or threatened investigation to determine whether Lessee's (or any sublessee's or assignee's) operations on any Property are in violation, in any material respect, of any Environmental Law; (iv) any written notice from any governmental agency requiring any corrective action with respect to any Property or any portion thereof under any Environmental Law; (v) any written notice or other written communication with respect to a pending or threatened private party judicial or administrative action relating to violation, of any Environmental Law in connection with the use, occupancy or operation of any Property; (vi) the existence or threat of a release of a Hazardous Substance at or to or under any Property or any condition regulated by any Environmental Law which is or must be reported to a governmental agency or that could have a material adverse effect upon any Property; or (vii) any other occurrence or discovery of any condition at, adjacent to or under any Property related to Environmental Laws and which would constitute a material adverse effect on such Property.

      At any time if Lessor receives notice that an adverse change in the environmental condition of any Property has occurred or that an adverse environmental condition with respect to any Property has been discovered, Lessor shall give notice thereof to Lessee, and Lessee shall (i) diligently commence (or cause another Person to commence) to cure such condition, to the extent required by applicable Environmental Laws (including any evaluations or assessment of such conditions and to develop an appropriate plan with respect thereto (or cause another Person to do so) within 30 days after receipt of such notice (or such shorter period as may be required by law or in the event of an emergency) and (ii) thereafter diligently prosecute (or cause another Person to diligently prosecute) to completion such cure. If Lessee (or such other Person) defaults in its obligations hereunder in respect of such condition, then Lessor may, after reasonable prior notice to Lessee, take such actions as it may deem necessary to cure such condition. Notwithstanding the foregoing, Lessor shall not be obligated to take any actions in response to any such condition. All costs and expenses reasonably incurred by Lessor in connection with curing any such condition shall be paid by Lessee upon demand. Notwithstanding anything to the contrary contained in this paragraph, if, in the reasonable professional opinion of Lessor's environmental engineer, such cure would cost in excess of $500,000 at the option of Lessor (with the consent of Agent Bank) Lessor may require that Lessee purchase such Property. The purchase price for such Property payable in cash or immediately available federal funds shall be equal to (i) the Termination Value payable as of the date of purchase, together with accrued and unpaid Basic Rent, Additional Obligations and other sums payable by Lessee under this Lease, to the date of purchase, in each case as allocable to such Property, plus (ii) an amount equal to the costs and expenses of Lessor (including reasonable attorneys' fees) reasonably incurred in connection with such sale. The sale of such Property shall be in accordance with the terms of Article 16 hereof.

      Lessee agrees to indemnify, defend and hold harmless each Indemnified Party from and against any and all losses, liabilities (including third party liabilities), injuries, damages, judgments, decrees, orders, penalties, claims, charges, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel, consultants and expert witnesses for such Indemnified Party), which may be suffered or incurred by, or asserted against such Indemnified Party to the extent arising directly or indirectly out of any breach or violation of this Article 9 or out of the presence, use, storage, transportation, disposal, treatment, release, threatened release, discharge, emission, generation or presence of any Hazardous Substances at, from, on, over, under or in any Property, regardless of whether occurring before, during or, except as otherwise provided herein, after the Term of this Lease and regardless of the source of any such Hazardous Substances, provided that no Indemnified Party will be indemnified by Lessee hereunder for environmental contamination caused solely by the grossly negligent acts of such Indemnified Party, its employees, agents or assigns, other than at the direction of Lessee and with respect to Lessor, other than any such liability which is imputed to Lessor (and not due solely to Lessor's own gross negligence or willful misconduct), by reason of its interest in any Property.

      The warranties and obligations of Lessee, and the rights and remedies of each Indemnified Party under this Article 9 are in addition to and not in limitation of any other warranties, obligations, rights and remedies provided in this Lease or otherwise at law or in equity.

      In the event of the termination of this Lease as to any Property as herein provided or Lessee's abandonment of any Property, the obligations and liabilities of Lessee with respect to each Indemnified Party, actual or contingent, under this Article 9 and relating to the period through the end of the Term of this Lease, whether arising before or after the end of the Term of this Lease, shall survive such termination or abandonment.

      10. Maintenance and Repair; Additions; Additional Improvements.

      (a) Lessee acknowledges that it has received each Property in good condition, repair and appearance on and as of the Property Closing Date applicable thereto. Lessee will, at its cost and expense, keep and maintain each Property, including any altered, rebuilt, additional or substituted buildings, structures and other improvements thereto, in good condition and repair, ordinary wear and tear (including, without limitation, from the elements) excepted, and (except as otherwise provided in paragraph (c) of Article 12) will make all structural and non-structural, and ordinary and extraordinary changes, repairs and replacements, foreseen or unforeseen, which may be required, whether or not caused by its act or omission, to be made upon or in connection with the improvements to any Property in order to keep the same in such condition, ordinary wear and tear (including, without limitation, from the elements) and the circumstances described in paragraph (c) of Article 12 excepted, including taking, or causing to be taken, action necessary to maintain each Property in compliance in all material respects with any applicable Legal Requirements, including all applicable Environmental Laws. Lessee covenants to perform or observe all terms, covenants or conditions of any reciprocal easement or maintenance agreement to which it may at any time be a party or to which any Property is subject as of the Property Closing Date with respect to such Property. Lessee shall, at its expense, use its reasonable efforts to enforce compliance in all material respects with any reciprocal easement, maintenance or other agreement benefitting any Property by any other Person subject to such agreement without the imposition of any Lien. Lessor shall not be required to maintain, alter, repair, rebuild or replace any improvements on any Property or to maintain any Property, and Lessee expressly waives the right to make repairs at the expense of Lessor pursuant to any law at any time in effect. Lessee shall not abandon any Property.

      (b) If it is determined that any Improvements situated on any Property at any time during the term of this Lease shall encroach upon any property, street or right-of-way adjoining or adjacent to such Property, or shall violate the agreements or conditions contained in any restrictive covenant affecting such Property or any part thereof, or shall impair the rights of others under or obstruct any easement or right-of-way to which such Property is subject, then, Lessee shall promptly notify Lessor of such development, and at the written request of Lessor, Lessee shall, at its expense, either (i) obtain effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, impairment or obstruction whether the same shall affect Lessor, Lessee or both, or (ii) make such changes in the improvements on such Property and take such other action as shall be necessary to remove such encroachments or obstructions and to end such violations or impairments, including, if necessary, the alteration or removal of any improvement on such Property. Any such alteration or removal shall be made in conformity with the following requirements of this Article 10 to the same extent as if such alteration or removal were an alteration under the provisions of paragraph (c) of this Article 10 and there shall be no abatement of rent by reason of such alteration or removal.

      (c) During the Term of this Lease, so long as no Default or Event of Default hereunder has occurred and is continuing, after notice to Lessor, Lessee may make any alterations, additions, modifications or improvements to any Property whether or not structurally integrated with the existing Improvements on such Property (each an Addition), provided that: (A) no such Addition (i) reduces the fair market value of such Property, taking into account any increase in the fair market value of such Property caused by prior improvements to such Property made by Lessee as permitted by this Lease at any time during the Maximum Lease Term, (ii) adversely affects the structural integrity of such Improvements, or impairs the utility or operation of such Property (other than during the construction period with respect to such Addition), (iii) reduces the remaining useful life of such Improvements, or (iv) violates (in any material respect) any agreement or restriction (x) to which such Property is subject or
(y) which benefits such Property; (B) Lessee shall finance construction of any Addition at its sole cost and expense (i) using its own funds, or (ii) through a borrowing unsecured by any interest in any Property; (C) in addition to satisfying the requirements of clause (A) above, any Addition to any Property the cost of which exceeds $500,000 shall be consented to by Lessor and Agent Bank in writing prior to commencement thereof; (D) any Addition shall be made in a good and workmanlike manner using a quality of material and workmanship at least as good as the original work or installation of such Improvements and otherwise in conformance with the character and quality of such existing Improvements and in compliance with all applicable Legal Requirements; (E) prior to undertaking any Addition, Lessee shall deliver to Lessor an Officer's Certificate with respect to satisfaction of the conditions set forth in the foregoing clauses (A)(i),
(A)(ii) and (A)(iii); (F) upon the reasonable request by Lessor, the fair market value and the remaining useful life of such Improvements shall be determined by an Appraisal of the applicable Property, performed at Lessee's sole cost and expense; (G) any Addition may not be encumbered by any Lien (other than a Permitted Encumbrance) and shall become the property of Lessor and subject to this Lease, the Assignment and the Deed of Trust related thereto; (H) at Lessor's request, Lessee shall within 10 Business Days thereafter execute and deliver to Lessor a Lease Supplement with respect to any such Additions; and (I) Lessee's execution of a Lease Supplement for any such Addition shall constitute
(i) Lessee's acknowledgment and certification that any work associated therewith complies with the requirements of this Article 10 and (ii) as between Lessor and Lessee and for purposes of the Operative Documents but for no other purpose, Lessee's unconditional and irrevocable acceptance of such Addition for lease hereunder, which acceptance shall not constitute a waiver of any rights against third parties.

      (d) During the Term of this Lease, so long as no Default or Event of Default hereunder has occurred and is continuing, in addition to Lessee's right to construct Additions as set forth in subparagraph (c) above, Lessee may request that Lessor obtain a Loan from the Lenders under and in accordance with the Loan Agreement, so that Lessee may construct or cause to be constructed on such Property, Additional Improvements upon compliance with the following provisions:

      (i) Lessee shall provide Lessor and Agent Bank in connection with a Loan for Additional Improvements the following:

                  A. a description in reasonable detail of such Additional Improvements including the type of structure, the square footage, the number of floors and any other relevant information;

                  B. an estimate in reasonable detail of the applicable Costs of the Property with respect to such Additional Improvements and including calculations indicating that Lessee is in compliance with Section 3.2.1 of the Loan Agreement;

                  C. the anticipated completion date with respect to such Additional Improvements (the Completion Date);

                  D. a complete set of plans and specifications describing the proposed Additional Improvements; and

                  E. if the Loan for such Additional Improvements is to be made on a day other than a Property Closing Date, the anticipated date for such Closing.

       (ii) the Completion Date for such Additional Improvements shall be no more than 180 days after commencement of the construction thereof;

       (iii)  Lessee shall comply with the provisions of clauses (A), (D), (G),
              (H), and (I) of subparagraph (c);

       (iv) Lessee shall cause the Additional Improvements to be substantially completed in accordance with plans and specifications reasonably satisfactory to Lessor and Agent Bank (as the same may be modified from time to time with the approval of Agent Bank, the Approved Plans);

       (v) Lessee shall employ or cause to be employed a competent work force at all times during construction of the Additional Improvements and all indemnities set forth in this Lease shall apply with respect to such Additional Improvements;

       (vi) Lessee shall at all times during the construction of the Additional Improvements keep or cause to be maintained and kept with respect to the construction of the Additional Improvements, accurate books, records and accounts showing all materials ordered and received and all disbursements and accounts payable in connection with the construction of the Additional Improvements;

       (vii) Lessee shall allow Lessor, Agent Bank, the Lenders, Beneficiary, LC Issuer and their agents and representatives to enter the Additional Improvements upon reasonable prior written notice and during normal business hours for purposes of inspecting the progress of construction of the Additional Improvements and to examine all books, accounts, plans, drawings, and records with respect thereto;

       (viii) the Additional Improvements shall be Substantially Complete by no later than the applicable Completion Date; and

      (ix) upon Substantial Completion of such Additional Improvements, Lessee shall deliver to Lessor and Agent Bank the following:

            (A) a new "as-built" survey plan of such Property (including the Additional Improvements) to the extent that the building "footprint" is altered by such Additional Improvements;

            (B) an updated "Phase I", and if requested by Lessor, Agent Bank or LC Issuer in its reasonable judgment based upon the "Phase I" with respect thereto, an updated "Phase II" environmental site assessment report of such Property performed by an independent environmental engineer selected or approved by Lessor and approved by Agent Bank, the Lenders and LC Issuer, in each case prepared at the sole cost and expense of Lessee, and which report shall (x) confirm that the performance of the Additional Improvements did not disclose or cause any adverse environmental conditions not previously disclosed, and (y) reveal no actual or potential environmental liabilities. If any updated environmental site assessment report required by this clause (B) reveals a need for additional review in the reasonable judgment of Lessor, Agent Bank or LC Issuer, Lessee, at its sole cost and expense, shall provide such additional environmental site assessment reports as are required by Lessor, Agent Bank or the Lenders. The results of all such environmental site assessment reports must be reasonably satisfactory to Lessor, Agent Bank, the Lenders, Beneficiary and LC Issuer; and

            (C) such other documents reasonably required by the Lessor or Agent Bank.

      Within 60 days of Substantial Completion of the Additional Improvements, Lessee shall deliver to Lessor and Agent Bank a final certificate of occupancy.

      If for any reason, the amount of the Advance made to construct any Additional Improvements is insufficient to pay all costs of Lessee with respect to such Additional Improvements, Lessee shall, nonetheless, be bound and required to fulfill its obligations hereunder and to pay all costs of the Additional Improvements and, under no circumstances, shall the insufficiency of the funds available to Lessee reduce or release Lessee from any of its obligations hereunder.

      (e) All work done in accordance with this Article 10 shall comply with the requirements of all insurance policies required to be maintained by Lessee under
Article 13 hereof. Lessee shall promptly pay all costs and expenses of each such Addition and Additional

Improvements, discharge all Liens arising therefrom and procure and pay for all permits and licenses required in connection therewith.

      11. Trade Fixtures; Inspection.

      (a) Lessor acknowledges and agrees that the racking systems, shelving systems, security systems and items of racking, shelving trade fixtures, cabling and networks running from the utility closets to work stations, machinery and equipment for each Property (but specifically excluding Improvements) that are not financed by Advances are and shall remain the property of Lessee (Trade Fixtures) and be treated as "trade fixtures" for the purposes of this Lease and Lessee may remove the same from such Property at any time prior to the termination of this Lease, provided that such removal does not impair the fair market value, utility or useful life of such Property and that Lessee shall repair any damage to such Property resulting from such removal. Lessee may, at its own cost and expense, install or place or reinstall or replace upon or remove from any Property any such Trade Fixtures. Any such Trade Fixtures shall not become the property of Lessor (other than replacements of fixtures, machinery and equipment which are the property of Lessor, which replacement shall also be the property of Lessor). Replacements of fixtures, machinery and equipment which are property of the Lessor shall be of at least equal quality to the replaced fixtures, machinery and equipment at the time of such replacement. Lessee will be responsible for the repair and maintenance of Trade Fixtures. Lessor, at Lessee's request and expense, will waive or subordinate its lien on Lessee's personal property and Trade Fixtures for the benefit of any equipment lessor or other person providing financing.

      (b) Upon the request of Lessor, Agent Bank or Lenders, Lessee shall make Lessee's records pertaining to the maintenance of each Property available to Lessor, Agent Bank and Lenders for inspection as hereinafter provided. Lessee shall permit Lessor, Beneficiary, Agent Bank, Lenders, LC Issuer and their agents and representatives, at any such party's risk and expense and after reasonable notice to visit and inspect (in the company of a representative of Lessee) any Property, in a manner that does not unreasonably interfere with Lessee's use and operation of such Property at such reasonable times during normal business hours and as often as may be reasonably requested, including, without limitation, to make such inspections as any such party deems necessary or desirable to insure compliance with the provisions of Article 9, Article 10, this Article 11 and Article 25.

      12. Condemnation and Casualty.

      (a) Lessee hereby assigns to Lessor any award, compensation, insurance proceeds or other payment to which Lessee may become entitled by reason of its interest in any Property (i) if any Property, or any portion thereof, is damaged or destroyed by fire or other casualty or cause, or (ii) by reason of any condemnation, requisition or other taking or sale of the use, occupancy or title to any Property or any portion thereof in, by or on account of any actual or threatened eminent domain proceeding or other action by any governmental authority, civil or military, or other Person having the power of eminent domain. So long as there is no Event of Default continuing hereunder, Lessee is hereby authorized and empowered to, at its cost and expense, in the name and behalf of Lessor, Lessee, Agent Bank or otherwise, to appear in any such proceeding or other action, to negotiate, accept and prosecute any claim for any award, compensation, insurance proceeds or other payment on account of any such loss, damage or destruction, condemnation, requisition or other taking or sale and to cause any such award, compensation, insurance proceeds or other payment to be paid to Lessor. In addition, so long as there is no Event of Default continuing hereunder, Lessee, at its sole cost and expense, shall be entitled to submit, negotiate, accept and prosecute a claim for any award, compensation or insurance proceeds or other payment payable to Lessee to the extent payable for interruption of business, moving expenses or any property owned by Lessee that is not part of any Property (any such insurance proceeds or other payment payable to Lessee to the extent made for interruption of business, moving expenses or any property owned by Lessee that is not part of any Property hereinafter referred to as Lessee's Loss), and Lessee shall retain any award applicable thereto. Furthermore, Lessee shall use reasonable efforts to achieve the maximum award obtainable under the circumstances. Lessor, Agent Bank, Beneficiary and LC Issuer may, at their respective cost and expense (unless (x) an Event of Default shall have occurred and be continuing or (y) any such Person shall reasonably determine that such appearance is necessary to protect its respective rights under the Operative Documents, in which event such appearance shall be at Lessee's sole cost and expense), appear in any such proceeding or other action, in a manner consistent with the foregoing. All amounts so paid or payable to Lessor or Lessee shall be retained by, or paid over to, the party entitled thereto in accordance with the provisions of any Deed of Trust and this
Article 12. To the extent that Lessor, Agent Bank, Beneficiary or LC Issuer do not appear and act at such proceeding, Lessee shall take all reasonable appropriate action in connection with each such claim, proceeding or other action, and shall pay its costs and expenses in connection therewith.

      (b) If any Property or any part thereof shall be condemned or taken in the exercise of the power of eminent domain by any sovereign, municipality or other public or private authority or shall be damaged or destroyed by fire or other casualty, and Lessee may not, or does not, elect to terminate the Lease with respect to such Property pursuant to paragraph (c) of this Article 12, then Lessee shall give prompt written notice of such condemnation or casualty to Lessor and shall, at Lessee's own cost and expense (subject to reimbursement as provided below), proceed with diligence and promptness to carry out any necessary demolition and to restore, repair, replace, and/or rebuild such Property in order to restore such Property, as nearly as practicable, to a condition and fair market value not less than the condition required to be maintained and fair market value thereof immediately prior to such taking, damage or destruction. No repair work done by Lessee pursuant to this paragraph shall violate the terms of any restriction, easement, condition or covenant or other matter affecting title to any Property, and shall be undertaken and completed in a good and workmanlike manner and in compliance in all material respects with the requirements of Article 10 and with all Legal Requirements then in effect with respect to the affected Property. All work done in accordance with this paragraph (b) of Article 12 shall comply with the requirements of all insurance policies required to be maintained pursuant to this Lease.

      Basic Rent and Additional Obligations shall not abate hereunder at any time during the Term of this Lease by reason of any taking of, damage to or destruction of any Property, and this Lease shall continue in full force and effect and Lessee shall continue to perform and fulfill all of Lessee's obligations, covenants and agreements hereunder notwithstanding such taking, damage or destruction.

      If an Event of Default is continuing hereunder, Lessor or Agent Bank shall retain the Net Award (as defined in paragraph (c) of this Article 12) to be applied to effect compliance with Lessee's obligations then due under Article 21 and the Net Award will be applied on account of and credited against Lessee's obligations then due under Article 21. If the Net Award is less than the estimated cost of restoring or rebuilding the Improvements on the affected Property to the condition and fair market value required above in this paragraph
(b), and Lessee shall not be qualified to be the Depositary, as provided below, then Lessee shall deposit the amount by which such estimated cost exceeds the Net Award with the Depositary as described below or shall post an equivalent bond, whereupon such deposit or bonded amount shall be part of the Net Award for purposes of this paragraph (c) of this Article 12. If the Net Award does not exceed $1,000,000, provided that there is no Default or Event of Default continuing hereunder, then the Net Award shall be promptly paid to Lessee to be applied to the repair and rebuilding work required by this paragraph (b). If the Net Award exceeds $1,000,000, provided that there is no Default or Event of Default continuing hereunder, then:

      (i) the full amount thereof shall be paid to a depositary (the Depositary) to be selected as hereinafter provided. The Depositary shall be either (x) Lessee, so long as no Default or Event of Default shall have occurred and be continuing, or
                  (y) a bank or trust company located in the state in which the affected Property is located, New York or Massachusetts, selected by Lessee and reasonably satisfactory to Lessor which is authorized to do business in the state in which the affected Property is located, New York or Massachusetts, as the case may be, and which has a net worth of $500,000,000 or more and has a senior unsecured debt credit rating from Standard & Poor's Ratings Group (S&P) or Moody's Investor Service, Inc. (Moody's), or any successor to either entity, of "A" or better. The Depositary (if other than Lessee) shall have no affirmative obligation to prosecute a determination of the amount of, or to effect the collection of, any insurance proceeds or condemnation award or awards, unless the Depositary shall have given an express written undertaking to do so. Moneys received by the Depositary pursuant to the provisions of this Lease shall not be commingled with the Depositary's own funds and shall be held by the Depositary in trust separately for the uses and purposes provided in this Lease. The Depositary shall place any moneys held by it into an interest bearing account; any interest paid or received by the Depositary on the moneys so held in trust shall be added to the moneys so held in trust by the Depositary. In disbursing monies pursuant to clause (ii) of this paragraph (b), the Depositary may rely conclusively on the information contained in any notice given to the Depositary by Lessee in accordance with the provisions of said clause (ii), unless Lessor shall notify the Depositary in writing as provided in said clause (ii) that Lessor intends to dispute such information, in which case the disputed amount shall not be disbursed but shall continue to be held by the Depositary until such dispute shall have been resolved.

      (ii) Lessee may request payment out of the Net Award for the actual costs and expenses incurred by Lessee in connection with such repair and rebuilding. Such requests shall be made by written notice to the Depositary, with a copy to Lessor, setting forth in reasonable detail all of such costs and expenses then incurred by Lessee. The Depositary shall promptly disburse (but not prior to the expiration of the five Business Day period set forth in the last sentence of this clause (ii) and not at any time during which a dispute shall exist between Lessor and Lessee as to such amount) to Lessee out of the Net Award the amount of such costs and expenses. If Lessor shall in good faith desire to dispute the information contained in any notice given by Lessee pursuant to this clause (ii), Lessor shall so notify Lessee and the Depositary in writing within five business days after the giving of such notice (the Dispute Notice), specifying the amount intended to be disputed and the nature of the dispute, and Lessor and Lessee shall negotiate in good faith to promptly settle any such dispute. Within five days after delivery of the Dispute Notice, a duly authorized representative of Lessee and Lessor shall meet to discuss and to attempt to resolve such dispute. If no such resolution has been reached within 15 days after delivery of the Dispute Notice, the dispute shall be referred to the Applicable Officer of Lessee and to the most senior authorized representative of Lessor charged with the administration of this Lease for resolution. Such officers shall meet to discuss and attempt to resolve such dispute within 10 days after the expiration of such 15 day period. If such parties are unable to agree on an appropriate resolution within 15 days after the end of such 15 day period, both parties may pursue any rights and remedies they may have hereunder, at law or in equity, and the Depositary shall hold such amounts in trust pending the outcome thereof. The failure or refusal of either Lessor or Lessee to meet and discuss any dispute as provided above shall entitle the Depositary to immediately disburse the moneys held by it at the direction of the party not so failing or refusing. Any portion which is not in dispute will be paid promptly.

      (iii) After reimbursement pursuant to clause (ii) above, any remaining Net Award shall be paid pursuant to paragraph (b) of Article 13.

      (iv) Lessee may direct the investment of the amounts deposited with the Depositary pursuant to clause (i) above in the following:

                  (A) repurchase obligations of one or more financial institutions reasonably acceptable to Lessor and Agent Bank at all times fully secured by direct and general obligations of the United States of America or obligations guaranteed as to principal and interest by the United States of America;

                  (B) direct and general obligations of the United States of America or obligations guaranteed as to principal and interest by the United States of America purchased at a price of not more than par;

                  (C) certificates of deposit of one or more financial institutions reasonably acceptable to Lessor and Agent Bank at all times insured by the Federal Deposit Insurance Corporation or collateralized by obligations of the types described in the foregoing clauses (A) and (B); or

                  (D) commercial paper which is rated "A-1" or better (or comparable ratings) by S&P or "P-1" or better (or comparable ratings) by Moody's, or the successors to such rating organizations.

                  Such investments of such funds shall mature in such amounts and on such dates as to provide that amounts sufficient to pay the amounts requested, and due to, Lessee shall be available on the due dates. The Depositary shall not be liable for any loss resulting from the liquidation of any such investment in order to pay such amounts. The Lessee shall be responsible for any loss of principal as a result of any investments Lessee has directed the Depositary to make or has made itself in its capacity as the Depositary.

      (c) If, at any time during the Term of this Lease all or "substantially all" (as defined below) of any Property shall be condemned or taken in the exercise of the power of eminent domain by any sovereign, municipality or other public or private authority or shall be damaged or destroyed by fire or other casualty or if, after any condemnation, taking or casualty of any Property, Lessee shall have, in good faith, determined that such condemnation, taking or casualty has rendered such Property permanently unsuitable for continued use in Lessee's business for operations similar to those utilized by Lessee prior to the casualty or condemnation in question, and shall have provided to Lessor an Officer's Certificate to that effect, then so long as there is no Default or Event of Default continuing hereunder, Lessee may give notice to Lessor of Lessee's intention to terminate this Lease with respect to such Property.

      "Substantially all" of a Property shall be deemed to have been condemned, damaged, destroyed or taken, as the case may be, if Lessee shall have, in good faith, determined that the remaining portion of such Property shall not be of sufficient size or character to permit the continued operation by Lessee of its business operations on an economically feasible basis, assuming that such remaining portion had been repaired and restored to the fullest extent reasonably practicable.

      If, pursuant to the foregoing provisions of this paragraph (c) of this
Article 12, Lessee shall have determined not to restore an affected Property, then Lessee shall give notice to Lessor of Lessee's intention to terminate this Lease with respect to such Property. Lessee's notice to Lessor shall (i) contain a description of the relevant condemnation, taking or casualty, (ii) specify the date on which this Lease shall terminate with respect to such Property which shall be the Payment Date first occurring upon or after the earlier to occur of
(A) receipt by the party entitled thereto of the applicable Net Award, and (B) 180 days after the occurrence of such condemnation or taking or 180 days after the occurrence of such casualty (subject to reasonable extension in the event the insurer has not notified Lessee within 30 days after the occurrence of any such casualty regarding the amount of proceeds to be awarded under the applicable insurance policy), whichever is applicable (the Termination Date), and (iii) contain the irrevocable commitment of Lessee to purchase Lessor's interest in such Property (and, if applicable, the Net Award hereinafter referred to), on such Termination Date for the applicable Termination Value with respect to such Property together with any accrued and unpaid Basic Rent and Additional Obligations then due. On such Termination Date Lessor shall transfer, and Lessee shall purchase, Lessor's interest in the affected Property (and the Net Award, if applicable) in accordance with the provisions of Article 16 hereof. Upon completion of such purchase, and payment by Lessee of the Termination Value with respect to such Property, the accrued and unpaid Basic Rent due on such Termination Date, any accrued and unpaid Additional Obligations then due, and any other sums owed by Lessee pursuant to Article 16 hereof, the entire award, compensation, insurance proceeds or other payment, if any, on account of any such condemnation, taking or casualty, less any expenses reasonably incurred by Lessor in collecting such award, compensation, insurance proceeds or other payment and not already paid (or reimbursed to Lessor) by Lessee pursuant to the third to the last sentence of paragraph (a) of Article 12, shall be paid and belong to Lessee (such award, compensation, insurance proceeds or other payment, less such expenses, plus, in the case of any award with respect to a condemnation or taking, any investment income earned with respect to the foregoing amounts, being herein called the Net Award).

      (d) Notwithstanding any other provision to the contrary contained in this
Article 12, in the event of a temporary condemnation with respect to any Property, this Lease shall remain in full force and effect and Lessee shall be entitled to the Net Award allowable to such temporary condemnation; except that any portion of the Net Award allocable to the time period after the expiration or termination of the Term of this Lease with respect to such Property shall be paid to Lessor.

      13. Insurance.

      (a) Lessee shall, during the Term hereof, at its cost and expense, maintain or cause to be maintained valid and enforceable insurance of the following character and shall cause to be delivered to Lessor and Agent Bank annual certificates of the insurers as to such coverage:

            (i) "all risks" property insurance (including flood insurance with respect to any Property located in a flood hazard zone) covering each Property and all replacements and additions thereto, and all building materials and other property which constitute part of any Property in a manner consistent with insurance maintained by Lessee on properties similar to the Properties and in any event in amounts not less than the actual replacement cost of each Property (without depreciation) less land and other uninsurable items.

            (ii) public liability insurance covering legal liability against claims for bodily injury, death or property damage, occurring on, in or about any Property and the adjoining land, streets, sidewalks or ways or occurring as a result of construction and use and occupancy of facilities located on any Property or as a result of the construction thereof or the use of products or materials manufactured, processed, constructed or sold, or services rendered, on any Property, in the minimum amount of $10,000,000 with respect to any one occurrence, accident or disaster or incidence of negligence and with aggregate liability coverage in the amount of $25,000,000. Coverage should include "premises/operations", "independent contractors", and "blanket contractual" liabilities.

            (iii) insurance during the course of any construction or repair of any Improvements (including Additional Improvements) against "all risks", including collapse and transit coverage, during construction or repair of such Improvements, covering the total value of work performed and equipment, supplies and materials furnished, in an amount equal to the actual replacement cost of such Improvements (without depreciation) less uninsurable items.

            (iv) worker's compensation insurance (or other similar insurance or self insurance program permitted and in compliance with the laws of the state where each Property is located) covering all Persons employed by Lessee in connection with any work done on or about each Property with respect to which claims for death or bodily injury could be asserted against Lessor, Agent Bank, Lessee or any Property, complying with the laws of the state where each Property is located.

            (v) such other insurance, in such amounts, against such risks, and with such other provisions as is customarily and generally maintained by Lessee and its Affiliates with respect to its other warehouse facilities (which shall be substantially similar to operators of similar properties of a financial standing similar to Lessee).

      Such insurance shall be effected under standard or manuscript form policies, issued by stock or mutual company insurers of recognized responsibility authorized to do business in the state in which the respective Property is located which are rated with a General Policy Rating of A- or better in Best's Key Rating Guide or similar rating by a national or international rating organizations and shall name Lessee as insured and Lessor, Bank, Beneficiary, LC Issuer Agent Bank and the Lenders as additional insureds with respect to insurance described in clause (ii) and, to the extent applicable, clause (v), above, and shall name Agent Bank as loss payee, for distribution to itself (for the benefit of the Lenders), Lessor, Beneficiary, LC Issuer and Lessee, as their interests may appear, with respect to insurance described in clauses (i), (iii) or, to the extent applicable, clause (v) above. Such insurance may provide for such deductible amounts of up to $250,000 per occurrence and may be obtained by Lessee by endorsement on its blanket insurance policies provided that each Property shall be separately scheduled so that no loss at any other property shall reduce the amount payable with respect to such Property except for the perils of flood and earthquake, where aggregate limits are usual and customary.

      (b) Any portion of the Net Award remaining after Lessee has repaired any affected Property pursuant to paragraph (b) of Article 12 and has been reimbursed for all of its expenses incurred in connection with obtaining the Net Award and effecting such repairs, shall be delivered to Lessee, provided that either the fair market value of such Property after such repair is no less than the fair market value of such Property immediately prior to the event of loss with respect to which such Net Award was paid, or that the aggregate amount of
(i) such portion of the Net Award so remaining and (ii) all amounts thereto paid to Lessee pursuant to this sentence, does not exceed $250,000. If the fair market value of any affected Property has been diminished, taking into account any increase in the fair market value of such Property caused by prior improvements to such Property made by Lessee as permitted by this Lease or such aggregate amounts exceed $250,000, the excess shall be retained by Lessor and shall be applied pari passu in reduction of the principal amount of the Notes and the Equity Investment with respect to the affected Property, together with accrued and unpaid interest on such Notes and the accrued and unpaid Equity Return on such Equity Investment, and any amounts payable pursuant to the terms thereof or in respect thereof from such excess amount and not from any additional funds of Lessee or Lessor. After the retention of any such amount by Lessor, (i) each installment of Basic Rent payable on and after the second Payment Date occurring after such retention shall be reduced by an amount equal to the amount of the reduction, if any, in payments of interest on the Notes and the Equity Return resulting from the application of such retained amount to prepayment of principal of the Notes and the Equity Investment with respect to such Property and (ii) the Purchase Price, Termination Values, Maximum Lessor Risk Amount and Maximum Lessee Risk Amount for such Property shall be reduced by amounts that reflect the reductions, if any, in principal outstanding on the Notes and the Equity Investment with respect to such Property as a result of the application of such retained amount to prepayment of principal on the Notes and the Equity Investment with respect to such Property; provided however, that Basic Rent as so reduced shall be at least sufficient to pay each installment of interest on the Notes and the Equity Return when due and the Purchase Price and Termination Values (together with all Additional Obligations and Basic Rent) shall be at least sufficient at all times during the Maximum Lease Term to pay all outstanding principal and accrued interest under the Notes, the Equity Investment and the accrued and unpaid Equity Return. Any reductions in Termination Values, Purchase Prices, Maximum Lessor Risk Amounts and Maximum Lessee Risk Amounts made in accordance with this paragraph (b) of Article 13 shall be set forth with specificity on supplements to Schedules C, E and F hereto, respectively, prepared by Lessor or Agent Bank.

      (c) In addition to the foregoing, every insurance policy maintained in accordance with clauses (i) or (iii) of paragraph (a) of this Article 13 shall:
(i) name Agent Bank and LC

Issuer as loss payee, in accordance with paragraph (a); (ii) contain a standard mortgagee endorsement naming Agent Bank and LC Issuer, as its interests may appear, provided that any recovery under any such policy shall be applied by Agent Bank and LC Issuer in the manner provided in paragraphs (b) or (c) of
Article 12 or paragraph (b) of this Article 13, as applicable; and (iii) provide that the issuer waives all rights of subrogation against Lessor, any successor to Lessor's interests in the related Property and Agent Bank and LC Issuer; and every insurance policy maintained in accordance with clauses (i), (ii), (iii) or
(v) of paragraph (a) of this Article 13 shall: (i) provide that 30 days advance written notice (10 days with respect to nonpayment of premiums) of cancellation, modification, termination or lapse of coverage shall be given to Lessor, Agent Bank and LC Issuer and that such insurance, as to the interest of Lessor, Agent Bank and LC Issuer, shall not be invalidated by any act or neglect of Lessor, Lessee or any party, nor by any foreclosure or any other proceedings relating to any Property, nor by use or occupation of any Property for purposes more hazardous than are permitted by such policy; (ii) be primary and without right or provision of contribution as to any other insurance carried by Lessor or any other interested party; and (iii) in the event any insuring company is not domiciled within the United States of America, include a United States Service of Suit clause (providing any actions against the insurer by the named insured or Lessor are conducted within the jurisdiction of the United States of America).

      (d) Nothing in this Article 13 shall prevent Lessee from taking out insurance of the kind and in the amount provided for under the preceding paragraphs of this Article under a blanket insurance policy (which policy or certificates thereof acceptable to Lessor shall be delivered to Lessor) which may cover other properties owned, operated, leased or occupied by Lessee as well as the Properties; provided, however, that any such blanket insurance of the kind provided for shall not contain any clause which would result in the insured thereunder being required to create a reserve or carry any insurance with respect to the property covered thereby in an amount not less than any specific percentage of the actual replacement cost of such property in order to prevent the named insureds from becoming a co-insurer of any loss with the insurer under such policy. Further, such policies of blanket insurance shall, as respects the Properties, contain the various provisions required of such an insurance policy by the foregoing provisions of this Article 13.

      (e) Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required in this Article 13 to be furnished by Lessee, unless Lessor, Agent Bank and LC Issuer are included therein as an additional insured, with loss payable as in this Lease provided and otherwise complying with the requirements of paragraph (c) of this Article
13. Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to Lessor, Agent Bank and LC Issuer certificates of insurers evidencing such insurance.

      (f) Prior to the Property Closing Date for each Property, Lessee shall deliver to Lessor and Agent Bank certificates of insurance, satisfactory to Agent Bank, evidencing all of the insurance required under paragraph (a) of
Article 13 hereof with respect to such Property. Lessee shall, in connection with the expiration of any required insurance policy, deliver to Lessor, Agent Bank and LC Issuer certificates (and upon written request, actual policies) of insurers evidencing the renewal of any such policy. If Lessee fails to maintain or renew any insurance required by this Lease, or to pay the premium therefor, or to so deliver any such certificate, then Lessor, at its option, but without obligation to do so, may, upon ten Business Days' notice to Lessee, procure such insurance, pay such premium or deliver such certificate. Any sums so expended by Lessor shall be Additional Obligations hereunder and shall be repaid by Lessee within five Business Days after notice to Lessee of such expenditure and the amount thereof. With respect to any insurance policy required to be maintained pursuant to this Lease, upon request of Lessor, Agent Bank, or LC Issuer, Lessee shall deliver to such requesting party a copy of such insurance policy.

      (g) Lessee shall comply with all of the terms and conditions of each insurance policy maintained pursuant to the terms of this Lease, to the extent necessary to avoid invalidating such insurance policy or impairing the coverage available thereunder. In the event of the termination of this Lease as herein provided or Lessee's abandonment of any Property, the obligations and liabilities of Lessee with respect to each Indemnified Party, actual or contingent, under this Article 13, shall survive such termination or abandonment.

      14. Financial Statements; Other Information.

      (a) Lessee will deliver to Lessor, Agent Bank, the Lenders, the Beneficiary and LC Issuer the financial statements and other documents of Guarantor and its Subsidiaries described in paragraph 9 of the Guaranty. Concurrently with the delivery of annual financial statements pursuant thereto, Lessee will deliver to Lessor, Agent Bank, the Lenders, the Beneficiary and LC Issuer an Officer's Certificate that there exists no Default or Event of Default under this Lease or if any such Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action Lessee proposes to take with respect thereto and a certificate substantially in the form of Schedule J hereto. Lessee will keep adequate records and books of account reflecting all its financial transactions with respect to this Lease and the transactions contemplated hereby. In addition, Lessee agrees upon prior written request to meet with Lessor, LC Issuer, Agent Bank, Lenders and any registered owners of indebtedness secured by the Deeds of Trust during normal business hours at mutually convenient times, from time to time, to discuss this transaction and Lessee's business and financial condition generally.

      (b) Lessee shall deliver or cause to be delivered to Lessor, LC Issuer, Agent Bank and Lenders such additional information with respect to Lessee, the Properties, this Lease and the transactions contemplated hereby, as Lessor, LC Issuer, Agent Bank and Lenders may reasonably request from time to time.

      15. Mergers; Acquisitions; Asset Sales.

            Provided no Event of Default has occurred and is continuing, Lessee shall have the right to (i) merge or consolidate with, acquire or be acquired by another corporation, or (ii) sell, transfer, lease or otherwise convey all or substantially all its assets as an entirety, provided that in the case of any such merger, consolidation, acquisition, sale, transfer, lease or other transaction (x) such successor entity assumes all of the obligations of Lessee under the Operative Documents, and (y) such successor entity remains (or becomes) a Subsidiary of Guarantor.

      16. Purchase Procedure.

      (a) In the event of the purchase of Lessor's interest in any Property by Lessee pursuant to any provision of this Lease, the terms and conditions of this
Article 16 shall apply.

      (b) On the closing date fixed for the purchase of Lessor's interest in any or all of the Properties:

            (i) Lessee shall pay to Lessor, in lawful money of the United States in immediately available funds, at Lessor's address hereinabove stated or at any other place in the United States which Lessor may designate, the Purchase Price pursuant to
                  Article 27, 33 or 34 or the Termination Value for such Property or Properties and related amounts required to be paid pursuant to Article 9, paragraph (c) of Article 12 or paragraph (h) of Article 21, paragraph (c) of Article 33, or paragraph (c) of Article 34, whichever is applicable;

            (ii) Lessor shall execute and deliver to Lessee good and sufficient special warranty deeds, assignments or such other instrument or instruments as may be appropriate, which shall transfer all of Lessor's interest in certain or all of the Properties, as appropriate, including any rights of Lessor against any party through whom Lessor derived its title to such Properties, subject to (A) any encumbrances existing on the Property Closing Date with respect thereto, (B) Permitted Encumbrances as defined in clauses (a) through (c), and (i) of the definition thereof, (C) all liens, encumbrances, charges, exceptions and restrictions attaching to such Properties after the Property Closing Date with respect thereto (other than the Deed of Trust, the Assignment, the LC Security Documents and this

                  Lease, or memorandum thereof, or those created or caused by or through Lessor without the written consent of Lessee), and (D) all Legal Requirements. In the case of a purchase of Lessor's interest in a Property by Lessee pursuant to paragraph (c) of
                  Article 12 hereof, Lessor shall also pay to Lessee the Net Award, if any, and assign to Lessee all rights to any award not yet received; and

            (iii) Lessee shall pay all charges incident to such transfer, including but not limited to all transfer taxes, recording fees, title insurance premiums and federal, state and local taxes, except for any net income or profit taxes of Lessor, Beneficiary, Agent Bank and the holders from time to time of indebtedness secured by the Deed of Trust, and reasonable attorneys' fees and expenses of Lessor's counsel and counsel to the holders from time to time of the indebtedness secured by the Deed of Trust; and

            (iv) Lessee shall pay to Lessor all Basic Rent, Additional Obligations and other sums payable by Lessee under this Lease relating to such Properties, due and payable through the date Lessee purchases Lessor's interest in such Properties; and

            (v) Except as otherwise provided herein, this Lease shall terminate and be of no further force and effect with respect to each Property purchased by Lessee pursuant to this Article 16.

      17. Quiet Enjoyment. So long as no Event of Default under this Lease shall have occurred and be continuing, Lessor covenants (subject to the first sentence of Section 7) that Lessee shall and may at all times peaceably and quietly have, hold and enjoy the Properties during the Term of this Lease. Notwithstanding the preceding sentence upon the occurrence and during the continuance of an Event of Default, Lessor may exercise its rights and remedies under paragraph (b) of
Article 21 and Lessor, Agent Bank and LC Issuer or their agents may enter upon and inspect the Properties in accordance with the provisions of Article 11 hereof. Lessor shall keep the Properties free of Lessor Liens. Any failure by Lessor to comply with the foregoing warranty shall not give Lessee any right to cancel or terminate the Lease, or to abate, reduce or make deduction from or offset against any Basic Rent or Additional Obligations or other sum payable under this Lease, or to fail to perform or observe any other covenant, agreement or obligation hereunder. Subject to the foregoing sentence, Lessee shall have the right to obtain injunctive or other relief against Lessor for breach of the aforesaid covenant of peaceful and quiet possession and enjoyment of each Property.

      18. Survival. In the event of the termination of this Lease with respect to one or more Property, or all of the Properties, as herein provided, the obligations and liabilities of Lessor and Lessee, actual or contingent, under this Lease which arose at or prior to such termination shall survive such termination except as otherwise expressly provided herein.

      19. Subletting; Assignment.

      (a) Subject to paragraphs (c) and (d) of this Article 19, Lessee may sublet the Property or any portion or portions thereof, provided that (i) no Default or Event of Default under this Lease has occurred and is continuing on the date such sublease is entered into, (ii) each sublease shall expressly be made subject and subordinate to the provisions of this Lease and any Deed of Trust and shall be expressly subject to termination in the event this Lease is terminated pursuant to Article 27(b), Article 29(b) Article 33, Article 34 or as a result of an Event of Default hereunder, (iii) each such sublease shall contain standards with regard to maintenance, repair, use, condition upon surrender and other matters relevant to the fair market value of Lessor's interest in the affected Property, or the utility and useful life of such Property which are no less strict than those hereunder, and shall prohibit further subleasing and (iv) Lessee shall give Lessor, Agent Bank and LC Issuer the 30 days prior written notice of any such sublease in accordance with subsection (d) below.

      (b) Lessee may not assign its interest under this Lease except with the prior written consent of Lessor, which consent may be withheld in Lessor's sole and absolute discretion, and subject to paragraphs (c) and (d) of this Article 19 and provided that such assignment shall expressly be made subject and subordinate to the terms of this Lease.

      (c) No such sublease or assignment shall affect or reduce any obligations of Lessee or rights of Lessor hereunder, and all obligations of Lessee hereunder shall continue in full effect as the obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made.

      (d) Lessee shall, (i) at least 30 days prior to the execution of any such sublease, deliver to Lessor an Officer's Certificate providing notice of Lessee's intention to sublet in each case, which shall include the identity of the proposed sublessee and stating that such sublease complies with the provisions of paragraph (a) of this Article 19 and contains the express subordination required thereby and that Lessee has made a good faith determination that such sublease does not adversely affect the fair market value of Lessor's interest in the affected Property, or the utility or useful life of such Property and (ii) within 30 days after such execution, shall so deliver a conformed copy of such sublease (with acknowledgments) and a conformed copy of any short form lease or memorandum of lease which has been prepared for recording purposes.

      (e) Neither this Lease nor the Term of this Lease shall be mortgaged by Lessee, nor shall Lessee mortgage or pledge the interest of Lessee in and to any sublease of any Property or any portion thereof or the rental payable thereunder except as permitted hereunder. Any such prohibited mortgage or pledge, and any sublease or assignment not permitted by this Article 19, shall be void.

      (f) Lessor may assign, convey or otherwise transfer its estate, right, title and interest hereunder or in the Properties, or any portion thereof in the manner provided by the Operative Documents (i) to Agent Bank, or (ii) to LC Issuer or any Person controlled by or controlling or under common control of LC Issuer (subject to any restrictions on such right of Lessor set forth in the Deed of Trust); provided, however, that the execution and delivery of any such assignment, conveyance or other transfer shall not impair or diminish any obligations of Lessor hereunder. Any such assignment, conveyance or other transfer shall be subject to this Lease. In connection with any such assignment, conveyance or other transfer, Lessee hereby agrees to make any payments due to Lessor hereunder to any assignee or other successor in interest at the written direction of Lessor. In the absence of any such written direction, Lessee is authorized to continue to make all payments to Lessor or in accordance with the most recent Lessor direction.

      20. Protective Advances by Lessor. If Lessee shall fail to make or perform any payment or act required by this Lease, then, upon 30 days' notice to Lessee (or upon shorter notice, or with no notice at all, to the extent necessary to meet an emergency or a governmental or municipal time limitation or to prevent an event of default (after applicable notice and cure periods) under any mortgage affecting any Property), Lessor or Agent Bank may at its option make such payment or perform such act for the account of Lessee, and Lessor shall not thereby be deemed to have waived any default or released Lessee from any obligation hereunder. Lessor shall give Lessee prompt notice of any such payment or act including the amount and payee, but failure to give such notice shall not impair Lessor's rights to reimbursement for amounts so paid or otherwise limit Lessee's obligations hereunder in any way whatsoever. Amounts so paid by Lessor and all incidental costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such payment or performance, together with interest thereon at the Overdue Rate with respect to Additional Obligations provided in Article 3, from the date advanced through the date repaid by Lessee, shall constitute Additional Obligations and shall be paid by Lessee to Lessor on demand.

      21. Conditional Limitations -- Events of Default and Remedies.

      (a) Any of the following occurrences or acts shall constitute an Event of Default under this Lease and Lessee shall promptly notify Lessor of the occurrence thereof:

            (i) if Lessee shall (A) default in making payment of any installment of Basic Rent or Additional Obligations (other than as provided in (viii) below) which default shall continue for two days after the same shall be due, or (B) fail to observe or perform any of the covenants, agreements or obligations of Lessee set forth in Articles 13, 15, 19, 25, 27, 29, 33 or 34 hereof; or

            (ii) if Lessee shall default in the performance of any covenant, agreement or obligation on the part of Lessee to be performed under this Lease, other than such covenants, agreements or obligations that are specifically referred to in other clauses of this paragraph (a) of Article 21, or in any agreement or certificate furnished to Lessor, Beneficiary or any Lender, in connection with this Lease, and such default shall continue for any specific period expressly provided with respect to such covenant, agreement or obligation, or if no such specific period is provided, for a period of 30 days after written notice thereof from Lessor or Agent Bank; provided, however, that with respect to any contest by Lessee pursuant to paragraph (d) of Article 6 hereof, any failure to comply with the conditions precedent to the right to so contest shall constitute an immediate Event of Default hereunder; or

            (iii) (A) if Lessee or Guarantor or any successor thereto shall be in default (after the passage of any applicable grace period)
                  (i) under any lease, loan agreement or similar agreement, instrument or document heretofore, now or hereafter entered into between Lessee or Guarantor or any successor thereto and Beneficiary or any parent, subsidiary or affiliate of Beneficiary and such default shall have been declared by the party entitled to declare the same, or (ii) under any promissory note heretofore, now or hereafter executed by Lessee or Guarantor or any successor thereto and delivered to Beneficiary or any parent, subsidiary or affiliate of Beneficiary evidencing a loan made by any such party to Lessee or Guarantor or any successor thereto, as applicable, or (B) an attachment or other lien shall be filed or levied against a substantial part of the property of Lessee or Guarantor or any successor thereto, and such attachment or lien shall continue unstayed, undischarged or bonded (to Agent Bank's reasonable satisfaction) for a period of 30 days thereafter; or (C) (i) non-payment of any indebtedness owed to any Lender by Guarantor or any Subsidiary; or (ii) the occurrence of any other default by Guarantor or any Subsidiary under any credit agreement, promissory note or similar agreement with or in favor of any Lender, where such default entitles such Lender (or the agent or representative of such Lender) to accelerate such indebtedness; or

              (iv) if Lessee, Guarantor, or any entity succeeding to Lessee or Guarantor by merger, consolidation or acquisition of all or substantially all of its assets, shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any Bankruptcy Law, or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall be dissolved, or shall suspend payment of its obligations, or shall take any corporate action in furtherance of any of the foregoing; or

              (v) if a petition or answer shall be filed proposing the adjudication of Lessee, Guarantor or any entity succeeding to Lessee or Guarantor by merger, consolidation or acquisition of all or substantially all of its assets as a bankrupt or its reorganization pursuant to any Bankruptcy Law, and (A) Lessee, Guarantor or any successor entity shall consent to the filing thereof, or (B) such petition or answer shall not be discharged or denied within 60 days after the filing thereof; or

              (vi) if a receiver, trustee or liquidator (or other similar official) shall be appointed for or take possession or charge of Lessee, Guarantor or any entity succeeding to Lessee or Guarantor by merger, consolidation or acquisition of all or substantially all of its assets, or of all or substantially all of the business or assets of Lessee, Guarantor or any successor entity or of Lessee's, Guarantor's or any successor entity's estate or interest in any Property, and shall not be discharged within 60 days thereafter, or if Lessee, Guarantor or any successor entity shall consent to or acquiesce in such appointment; or

              (vii) if Lessee or Guarantor or any successor thereto fails to maintain its legal existence in good standing, other than in accordance with the provisions of this Lease; or

              (viii) if Lessee shall fail to pay any Adjustment Price,
                     Termination Value, Purchase Price, Reinvestment Premium, or Maximum Lessee Risk Amount payable to Lessor as required by this Lease; or

              (ix) if any Property shall have been left unattended, unsecured and without maintenance in violation of Article 10 hereof for a period of 30 days; or

              (x) if, as of the time when the same shall have been made, any representation or warranty of Lessee or Guarantor set forth herein or in the Guaranty or in any consent, notice, certificate, demand, request or other instrument delivered by or on behalf of Lessee or Guarantor, as applicable, in connection with or pursuant to this Lease or the Guaranty shall prove to have been incorrect or misleading in any material respect when made; or

              (xi) if a final judgment for the payment of money in excess of $5,000,000 (net of insurance proceeds or escrows received and held under escrow arrangements satisfactory to Lessor and to Agent Bank) shall be rendered against Lessee or Guarantor and Lessee or Guarantor, as applicable, shall not comply with such judgment, or discharge the same or cause it to be discharged within 30 days from the entry thereof (or until the expiration of the period in which an appeal may be filed if such period should be longer), or shall not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and secure a stay of execution pending such appeal; or

              (xii) without limiting clause (iii)(C) above, if Lessee or Guarantor has failed to make one or more payments due or has otherwise defaulted on any indebtedness for borrowed money or under any capital leases which failure or default has resulted in $10,000,000 or more in the aggregate becoming due before its stated maturity or becoming subject to a mandatory prepayment, redemption or purchase obligation before its regularly scheduled dates of payment; or

              (xiii) if any Event of Default (as defined therein) shall have occurred and be continuing under the Agency Agreement or the Guaranty; or

              (xiv) if Lessee shall fail to surrender any Property as and when required and in the condition required in accordance with
                     Article 25; or

              (xv) if any default (subject to any applicable grace periods) shall have occurred and be continuing under the Assignment or the Assignment of Guaranty; or

                (xvi) if Agent Bank fails to draw under the Letter of Credit or if the LC Issuer refuses to honor a draft presented under the Letter of Credit in either case by reason of a Default or an alleged Default under this Lease specified by the LC Issuer by notice to Lessee, Lessor, Beneficiary or Agent Bank, or the existence or alleged existence of a lien or encumbrance affecting any Property (except a Permitted Encumbrance or a lien or encumbrance granted or placed thereon by Lessor, Beneficiary or any Lender); or

                (xvii) Lessee shall fail to deliver to Agent Bank the consent of LC Issuer as provided in the second paragraph of
                        Section 27(b) hereof; or

                (xviii) the occurrence of an "Event of Default" under and as defined in the Iron Mountain 1998 Synthetic Lease Transaction.

      (b) This Lease and the term and estate hereby granted are subject to the limitation that whenever an Event of Default shall have occurred and be continuing, Lessor may, at Lessor's option, elect to (i) lawfully re-enter the Properties, without notice except as otherwise provided by applicable law, and remove all Persons and property therefrom, either by summary proceedings or by any other suitable action or proceeding at law, or by other lawful means, without being liable to indictment, prosecution or damages therefor, and may have, hold and enjoy the Properties, together with the appurtenances thereto and the improvements thereon; and/or (ii) terminate this Lease at any time by giving notice in writing to Lessee, electing to terminate this Lease and specifying the date of termination, and the Term of this Lease shall expire by limitation at midnight on the date specified in such notice as fully and completely as if said date were the date herein originally fixed for the expiration of the Term hereby granted, and Lessee shall thereupon quit and peacefully surrender the Properties to Lessor in accordance with the provisions of Article 25 hereof, without any payment therefor by Lessor, and upon the date following the date specified in such notice, or at any time thereafter, Lessor may re-enter the Properties as provided in the preceding clause (i).

      (c) In case of any such re-entry, termination and/or dispossession by summary proceedings or otherwise as provided in the immediately preceding paragraph, (i) the Basic Rent and Additional Obligations shall become due thereupon and be paid up to the time of such re-entry, dispossession and/or expiration, together with such expenses, including reasonable attorneys' fees, as Lessor shall incur in connection with such re-entry, termination and/or dispossession by summary proceedings or otherwise; and (ii) Lessor may in good faith relet any Property or any part or parts thereof (but shall be under no obligation to do so), either in the name of Lessor or otherwise, for a term or terms which may, at Lessor's option, be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease; and (iii) Lessee shall also pay to Lessor the amount by which the Basic Rent provided for in this Lease exceeds the net amount, if any, of the rents collected on account of the leases of the Properties for each monthly portion of the period which would otherwise have constituted the Term of this Lease, which amounts shall be paid in monthly installments by Lessee on the respective Payment Dates specified therefor, and any suit brought to collect said amounts for any monthly period shall not prejudice in any way the rights of Lessor to collect the deficiency in any subsequent monthly period by a similar action or proceeding; and (iv) Lessee shall also pay to Lessor all other damages and expenses which Lessor shall reasonably have sustained by reason of the breach of any provision of this Lease, including without limitation reasonable attorneys' fees and expenses, brokerage commissions and expenses incurred in altering, repairing and putting the Properties and any buildings and improvements thereon in good order and condition and in preparing the same for reletting, which expenses shall be paid by Lessee as they are incurred by Lessor; or (v) at the option of Lessor exercised at any time, Lessor forthwith shall be entitled to recover upon demand from Lessee as liquidated damages, in addition to any other proper claims but in lieu of and not in addition to any amount which would thereafter have become payable under the preceding clause (iii) the Termination Value for the date on which Lessor demands such payment, together with any accrued and unpaid Basic Rent, Additional Obligations (including Reinvestment Premium) and other sums due and payable as of the date of such demand by Lessee under this Lease and any Assignment, whereupon Lessor shall transfer and convey to Lessee all of Lessor's right, title and interest in and to the Properties pursuant to the terms of Article 16. In the event of Lessor's acting under the foregoing clauses (i), (ii), (iii) or (iv), Lessor, at Lessor's option, may make such alterations, repairs or decorations to the existing Improvements on any Property for uses similar to those originally intended, as Lessor, in Lessor's sole judgment, considers advisable and necessary for the purpose of reletting such Property; and the making of such alterations or decorations shall not operate or be construed to release Lessee from liability hereunder as aforesaid. Any amounts received by Lessor pursuant to the exercise of Lessor's remedies shall be applied to Lessee's obligations hereunder and credited against any amounts payable by Lessee under this Lease.

      (d) No receipt of moneys by Lessor from Lessee after a termination of this Lease by Lessor shall reinstate, continue or extend the Term of this Lease or affect any notice theretofore given to Lessee, or operate as a waiver of the right of Lessor to enforce the payment of Basic Rent and Additional Obligations, and any Purchase Price, Termination Value or related amounts to be paid by Lessee to Lessor for the purchase of the Properties then due or thereafter falling due, it being agreed that after the commencement of suit for possession of the Properties, or after final order or judgment for the possession of the Properties, Lessor may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such suit, order or judgment, all such moneys collected being deemed payments on account of the use and occupation of the Properties or, at the election of Lessor, on account of Lessee's liability hereunder. Lessee hereby waives any and all rights of redemption provided by any law, statute or ordinance now in effect or which may hereafter be enacted. Lessor shall have, receive and enjoy as Lessor's sole and absolute property, without right or duty to account therefor to Lessee, any and all sums collected by Lessor as rent or otherwise upon reletting any Property after Lessor shall resume possession thereof as hereinbefore provided, including, without limitation upon the generality of the foregoing, any amounts by which the sum or sums so collected shall exceed the continuing liability of Lessee hereunder.

      (e) The word "re-enter", as used in this Lease, is not and shall not be restricted to its technical legal meaning, but is used in the broadest sense under applicable law. No such taking of possession of any Property by Lessor shall constitute an election to terminate the Term of this Lease unless notice of such intention be given to Lessee or unless such termination be decreed by a court having jurisdiction.

      (f) If an action shall be brought for the enforcement of any provision of this Lease, Lessee shall pay to Lessor all reasonable out-of-pocket costs and expenses which may become payable as a result thereof, including reasonable attorneys' fees and expenses.

      (g) No right or remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or at any time existing. The failure of Lessor to insist upon the strict performance of any provision or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. Receipt by Lessor of any Basic Rent or Additional Obligations or any other sum payable hereunder with knowledge of the breach of any provision contained in this Lease shall not constitute a waiver of such breach, and no waiver by Lessor of any provision of this Lease shall be deemed to have been made unless made under signature of an authorized representative of Lessor.

      (h) Notwithstanding anything to the contrary contained in this Lease, not later than 30 days after the occurrence and during the continuance of an Event of Default (other than an Event of Default pursuant to clauses (i)(A), (iv), (v) or (vi) of Article 21(a)), Lessee shall have the right to pay to Lessor in cash or immediately available federal funds all amounts then owed to Lessor, Beneficiary and Lenders pursuant to this Lease (including, without limitation, all accrued and unpaid amounts of Basic Rent and any Additional Obligations) and an amount equal to Termination Value and upon such payment the Properties shall be reconveyed to Lessee or its designee in accordance with the provisions of
Article 16 hereof.

      22. Notices. All notifications, notices, demands, requests and other communications herein provided for or made pursuant hereto shall be in writing and shall sent by (i) registered or certified mail, return receipt requested, and the giving of such communication shall be deemed complete on the third Business Day after the same is deposited in a United States Post Office with postage charges prepaid, or (ii) reputable overnight delivery service, and the giving of such communication shall be deemed complete on the immediately succeeding Business Day after the same is deposited with such delivery service:

      (a) if to Lessor, addressed to such party at 10 State House Square, Hartford, Connecticut 06103, Attention: Corporate Trust Administration, or at such other address in the continental United States as Lessor may furnish to Lessee in writing, or

      (b) if to Lessee, addressed to such party at 745 Atlantic Avenue, Boston, Massachusetts 02111 Attention: Treasurer, or at such other addresses in the continental United States as Lessee may furnish to Lessor in writing.

      23. Estoppel Certificates. Each party hereto agrees that at any time and from time to time during the term of this Lease, it will promptly, but in no event later than 21 days after request by the other party hereto (which in the case of Lessor may include Agent Bank or the Lenders), execute, acknowledge and deliver to such other party or to any prospective purchaser, assignee or mortgagee designated by such other party, a certificate stating, to the best of such party's knowledge, (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified, and setting forth any modifications); (b) the date to which Basic Rent, Additional Obligations and other sums payable hereunder have been paid; (c) whether or not there is an existing Default by Lessee in the payment of Basic Rent or any other sum of money due or required to be paid hereunder, and whether or not there is any other existing Default by Lessee with respect to which a notice of Default has been served or of which the signer has Actual Knowledge, and, if there is any such Default, specifying the nature and extent thereof; (d) whether or not there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of the party executing such certificate; and (e) stating that Lessee is in possession of the Properties or setting forth the parties in possession and identifying the instruments pursuant to which they took possession. Any such estoppel certificates delivered by the Lessee shall be directed to Lessor, Agent Bank and the Lenders,

      24. No Merger. As an inducement to the purchasers of any Notes to purchase such Notes, and to consummate the transactions contemplated thereby and by the Loan Agreement, and acknowledging that such purchasers would not advance funds without this Lease, and that Lessor would not enter into this Lease without the prospect of obtaining such borrowed funds, Lessee agrees that there shall be no merger of this Lease or of any sublease under this Lease or of any leasehold or subleasehold estate hereby or thereby created with the fee or any other estate or ownership interest in any Property or any part thereof by reason of the fact that the same person, firm, corporation or other entity may acquire or own or hold, directly or indirectly, (a) this Lease or any sublease or any leasehold or subleasehold estate created hereby or thereby or any interest in this Lease or any such sublease or in any such leasehold or subleasehold estate and (b) (i) the fee estate or other estate or ownership interest in any Property or any part thereof or (ii) the Beneficial Interest, and this Lease shall not be terminated for any cause except as expressly provided herein and any instrument of transfer shall so provide.

      25. Surrender and Return.

      (a) Upon the expiration or earlier termination of the Term of this Lease with respect to each Property, and provided that Lessee, if so entitled, has not exercised its option to purchase the Properties pursuant to Article 27, 33, 34 or otherwise hereunder, Lessee shall peaceably leave and surrender and return each Property to Lessor in the condition in which such Property existed on the applicable Property Closing Date with respect thereto, except as repaired, rebuilt, restored, altered or added to as required by or permitted by any provision of this Lease (ordinary wear and tear excepted). Lessee shall remove from each Property on or prior to such expiration or earlier termination all property situated thereon which is not the property of Lessor, and each Property shall be broom clean and Lessee shall repair any damage caused by such removal. Property not so removed shall become the property of Lessor, and Lessor may cause such property to be removed from the Properties and disposed of, and Lessee shall pay the reasonable cost of any such removal and disposition and of repairing any damage caused by such removal.

      (b) Except for surrender upon the expiration or earlier termination of the Term in accordance with the express terms hereof, no surrender to Lessor of this Lease or of any Property shall be valid or effective unless agreed to and accepted in writing by Lessor.

      (c) Without limiting the generality of the foregoing, upon the surrender and return of any Property to Lessor pursuant to this Article 25, (i) an Appraisal shall be delivered to LC Issuer and be prepared in accordance with requirements of the first two sentences of Section 5.1.16 of the Agency Agreement, (ii) each Property shall (A) be capable of being immediately utilized by a third-party purchaser or third-party lessee without further inspection, repair, replacement, alterations or improvements, licenses, permits, or approvals, except for any of the foregoing required solely by virtue of the change in ownership (other than to Lessor or Agent Bank), use or occupancy of such Property, and shall be free of any conditions that would interfere with such a purchaser's or lessee's use and enjoyment of such Property in accordance with Legal Requirements and Environmental Laws, (B) be in accordance and compliance with all Legal Requirements and Environmental Laws including, without limitation, any of the foregoing required by virtue of a change in ownership, use or occupancy of such Property, (C) be free and clear of any charge, lien, security interest or encumbrance except for Permitted Encumbrances described in clauses (a), (c) through (i) of the definition thereof, any liens for taxes, assessments and other governmental charges, which are not then due and payable and which are not allocable to the period before the date of termination or expiration of this Lease, and Lessor Liens and any other liens or encumbrances arising solely from any acts or omissions of Lessor or anyone claiming by, through or under Lessor, without the consent of Lessee and (iii) the Lessee shall represent and warrant as to the accuracy in all respects of each of the preceding matters to each of, and for the benefit of, Lessor, Agent Bank, and Beneficiary and any prospective purchaser, lessee or other user, which representation and warranty shall be in form and substance acceptable to Lessor, Agent Bank, and any prospective purchaser, lessee or other user, including, without limitation, a provision that the warranty shall extend for a period from the closing of the sale or other transfer that is commercially reasonable or "market" for the specific representation or warranty involved.

      (d) In addition to and not in limitation of any other provision of this Lease, on or prior to the date of such surrender and return of any Property, Lessor shall have received from Lessee, at Lessee's expense, evidence satisfactory to Lessor and LC Issuer of compliance with the provisions of this
Article 25, including without limitation, a "Phase I" or then comparable environmental assessment for such Property addressed and in form and substance satisfactory to Lessor and LC Issuer or, in lieu of addressing such assessment to such parties, accompanied by a letter permitting Lessor and LC Issuer to rely thereon, performed by an independent, licensed professional engineer reasonably satisfactory to Lessor and LC Issuer, and which assessment (y) shall be sufficient in scope to determine compliance with the then applicable Environmental Laws, and (z) shall reveal no actual or potential environmental liabilities which have not been remediated by the Lessee in compliance with all Environmental Laws and to the satisfaction of Lessor, Agent Bank and LC Issuer, and, if such environmental assessment reveals the need for additional review, Lessee shall have provided such additional information or environmental assessments as are required by Lessor, Agent Bank and LC Issuer and any remediation recommended therein to be performed shall have been performed in compliance with all Environmental Laws and to the satisfaction of Lessor, Agent Bank and LC Issuer, and evidence of compliance with Article 25(c)(ii) shall have been provided.

      (e) Lessee acknowledges and agrees that a breach of any of the provisions of this Article 25 may result in damages to Lessor that are difficult or impossible to ascertain and that may not be compensable at law. Accordingly, upon application to any court of equity having jurisdiction over a Property, Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee set forth in this Article 25 with respect to such Property.

      (f) Upon the request of the Lessor, Lessee shall, at Lessor's expense, continue to maintain its insurance policies for the Properties for a reasonable period of time, to the extent permitted by such policies.

      26. Separability. Each covenant of Lessee contained in this Lease shall be separate and independent and the breach of any provision of this Lease by Lessor shall not discharge or relieve Lessee from its obligation to perform each obligation of this Lease to be performed by Lessee. If any provision of this Lease or the application thereof to any Person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

      27. Lessee's End of Term Purchase Options.

      (a) If (i) no Event of Default hereunder shall have occurred and be continuing and (ii) this Lease shall not have been earlier terminated, Lessee shall be entitled, upon written notice to Lessor as hereinafter provided, to (x) purchase all, but not less than all, of the Properties, effective as of the last day of the Basic Term, for an amount, payable in immediately available funds, equal to the sum of the Purchase Prices for all of the Properties or (y) to return possession of all of the Properties to Lessor as set forth in subparagraph (b) below. Lessee shall exercise either such option granted hereunder, by written notice to Lessor to such effect not later than December 31, 2004, which shall be effective as to all Properties (a Termination Notice); provided, however, if Lessee fails to give Lessor such notice by December 31, 2004 Lessee shall be deemed on such date to have elected to purchase all of the Properties pursuant to this paragraph (a) of this Article 27. Such actual or deemed exercise of the purchase option shall constitute a binding obligation of Lessee to purchase each and every Property and to pay Lessor the sum of the Purchase Prices for all of the Properties on the Term Termination Date. Any purchase by Lessee pursuant to this Article 27(a) shall be consummated in accordance with the terms of Article 16 hereof.

      (b) If Lessee has exercised its option in clause (a) (y) above to return possession of all of the Properties, Lessor shall have the right, and Lessee shall have the obligation, as agent for Lessor, during the last 360 days of the Basic Term (the Remarketing Period), to use best efforts to obtain bona fide cash bids for each Property from one or more prospective purchasers who are financially capable of purchasing each such Property for cash in accordance with the terms of this Lease. Upon the request of Lessor and at Lessee's sole cost and expense, Lessee shall provide Lessor with a written report describing in reasonable detail Lessee's efforts during the Remarketing Period to obtain bona fide bids for the purchase of each Property, including, without limitation, a list of all brokers retained and Persons approached for the purpose of soliciting bids to purchase such Property. All bids received by Lessor or Lessee prior to the end of the Basic Term shall be certified by Lessor or Lessee, as the case may be, in writing, stating the name and address of the bidder and the amount of such bid. Notwithstanding the foregoing,

LC Issuer shall have the right, but not the obligation, to seek bids for any or all of the Properties during the Remarketing Period.

      Not later than the Term Termination Date, Lessor agrees to sell as many of the Properties as possible, each such sale of one or more of such Properties to the cash bidder submitting the highest bid therefor, in accordance with the terms of Article 16 of this Lease, with such changes as are necessary to reflect that the sale was to a third party and not Lessee; provided, however, that (x) any such sale to a third party shall be consummated, and the sales price for each Property shall be paid to Lessor in immediately available funds, at Lessor's address hereinabove stated or at any other place in the United States which Lessor may designate, on or before the Term Termination Date; and (y) Lessor shall not be obligated to consummate any proposed sale of any Property if
(I) the Net Proceeds from all sales would be less than the Maximum Lessor Risk Amount with respect to all Properties as of the Term Termination Date and Lessor has not received the prior written consent of LC Issuer to sell such Property, or (II) Lessor has not received the amounts, if any, payable by Lessee pursuant to paragraph (a) of Article 29 with respect to all Properties. After a sale of any Properties under this clause (b) the provisions of paragraph (a) of Article 29 shall apply with respect thereto and if such a sale has not occurred with respect to any Properties, the provisions of paragraph (b) of Section 29 shall apply with respect thereto. At the time of any sale of a Property to a third party as contemplated by this paragraph(b), Lessee shall deliver an Officer's Certificate setting forth the Net Proceeds from such sale and a detailed calculation thereof. In the event that Lessor is permitted to sell less than all of the Properties and the Net Proceeds from the sale of less than all the Properties equals at least the sum of all the Termination Values for all of the Properties and such Net Proceeds have been applied pursuant hereto and Lessee has paid all accrued and unpaid Basic Rent and Additional Obligations, Lessor shall transfer such remaining unsold Properties to Lessee in accordance with
Section 16 hereof.

      28. Signs; Showing. If Lessee has not given timely notice pursuant to paragraph (a) of Article 27 of its intention to purchase the Properties on the Term Termination Date, during the Remarketing Period, Lessor may, subject to all applicable governmental laws, restrictive covenants, rules and regulations and without unreasonably interfering with Lessee's business operations, (a) place signs in, on and around the Properties advertising that the same will be available for rent or purchase, and (b) upon not less than 48 hours notice to Lessee, show the Properties to prospective lessees or purchasers at such reasonable times during normal business hours as Lessor may elect. Lessee will be responsible for hiring one or more brokers, whose services shall be compensated on a commission basis, and making the Properties available for inspection by prospective purchasers. Lessee shall promptly upon notice permit inspection of the Properties and any maintenance records relating to the Properties by the Lessor, Agent Bank, LC Issuer and any potential purchasers, during normal business hours, and shall otherwise do all things necessary to sell and deliver possession of the Properties to any purchaser. All such marketing fees, commissions, costs and expenses of the Properties shall be included among the deductions set forth in clause (ii) of the definition of Net Proceeds, equitably apportioned among the Properties.

      29. End of Term Adjustment. (a) The provisions of this paragraph (a) shall apply only if a sale of the Properties to a third party pursuant to paragraph
(b) of Article 27 has been consummated on or before the Term Termination Date. If the Net Proceeds following a sale of Properties, sold in accordance with paragraph (b) of Article 27 hereof are less than the sum of the Termination Values for all of the Properties on the Term Termination Date as set forth in paragraph (a) of Article 27 hereof, Lessee shall, on the Term Termination Date, pay to Lessor, as an adjustment to the Basic Rent payable under this Lease and allocable to the Properties, by wire transfer of immediately available federal funds, an amount equal to such deficiency (the Adjustment Price) plus accrued and unpaid Basic Rent, if any, due and payable on the Term Termination Date, plus any Additional Obligations then due and owing to Lessor hereunder; provided, however, that if all of the Limited Lessee Risk Conditions have been satisfied as to all of the Properties on the Term Termination Date, the amount of the Adjustment Price payable by Lessee shall not exceed the then applicable Maximum Lessee Risk Amount for all Properties; otherwise, if any Limited Lessee Risk Condition is not satisfied as to any Property, Lessee shall make the payments specified under Article 29(b)(ii). If the aggregate Net Proceeds following a sale pursuant to paragraph (b) of Article 27 on or before the Term Termination Date exceed the sum of the Termination Values for the Properties, and Lessee shall have paid to Lessor all amounts due and payable on or before the Term Termination Date, including all Basic Rent, Additional Obligations and all other amounts then due and payable hereunder, then Lessor shall, on the Term Termination Date, pay to Lessee by wire transfer of immediately available federal funds, an amount equal to such excess, as an adjustment to the Basic Rent payable under this Lease; provided, however, that Lessor shall have the right to offset against such adjustment payable by Lessor any amounts then due and payable from Lessee to Lessor hereunder.

      (b) If this Lease expires or terminates on the Term Termination Date and a sale of Properties to Lessee pursuant to paragraph (a) of Article 27 or to a third party pursuant to paragraph (b) of Article 27 has not been consummated on or before the Term Termination Date for any reason, then Lessee shall, on the Term Termination Date, pay to Lessor by wire transfer of immediately available funds, an amount equal to (i) the Maximum Lessee Risk Amount for all of the Properties, if all of the Limited Lessee Risk Conditions have been satisfied, or
(ii) the Termination Value for all of the Properties, if any of the Limited Lessee Risk Conditions for any Property have not been satisfied as of such Term Termination Date, plus, in either case, the Basic Rent due and payable on the Term Termination Date, plus all Additional Obligations then due and owing for all of the Properties. Lessee shall promptly vacate the Properties and surrender them to Lessor on the Term Termination Date in accordance with the provisions of this Lease, including Article 25. Notwithstanding the termination of this Lease with respect to the Properties, Lessee shall remain liable for the payment of all applicable sales, excise and other taxes imposed as a result of the sale of the Properties, other than Excluded Taxes. This obligation shall survive the termination of this Lease with respect to the Properties and, upon the consummation of the sale of any Property at any time after the Term Termination Date, Lessee shall pay on demand, or reimburse Lessor on demand for the payment of, all such sales, excise and other taxes applicable to such Property. In the event of any such sale of any Property at any time after the Term Termination Date, Lessor shall retain the full proceeds of such sale.

      (c) The provisions of Articles 27 and 29 are of the essence of this Lease, and time is of the essence for payment and performance of the obligations of Lessee set forth therein.

      30. Nature of Lessor's Obligations; Limitations on Liability. Anything in this Lease to the contrary notwithstanding, except with respect to Lessor Liens, any representation or warranty made by Lessor in its individual capacity in any Operative Document or clause (v) or (vi) below, it is understood and agreed that (irrespective of any breach of any representation, covenant, agreement or undertaking of any nature whatsoever made by Lessor in this Lease or in any other Operative Document) no recourse shall be had under any rule of law, statute or constitution or by the enforcement of any assessments or penalties or otherwise for the payment of any amounts due hereunder or for any claim based herein or otherwise in respect hereof against (i) Lessor, in its individual capacity, except as a result of its gross negligence, fraud or willful misconduct or any holder of the Beneficial Interest therein, or any past, present or future Affiliate, officer, director, owner, shareholder, agent, employee or partner thereof or any of its legal representatives, successors or assigns, (ii) Subsequent Lessor, in its individual capacity, except as a result of its gross negligence, fraud or willful misconduct or (iii) any Person on the grounds that in entering into the transactions evidenced by any of the Operative Documents to which Lessor is a party, Lessor or any other holder of the Beneficial Interest therein was acting as an agent for the account and benefit of such Person and that such Person was or was alleged to be the principal of Lessor (unless Lessor is acting or failing to act in accordance with instructions of such Person). By entering into this Lease, each party hereto agrees that (except as specifically provided above) all such liability (a) of Lessor, in its individual capacity, or any other holder of the Beneficial Interest therein or any past, present or future partner, officer, director, shareholder, agent or employee thereof or director or shareholder of any partner thereof or any of their respective legal representatives, successors or assigns,
(b) of any Subsequent Lessor (unless Lessor is acting or failing to act in accordance with instructions of such Person) or (c) of such other Person, is and is being expressly waived and released as a condition of and as a consideration for the execution of the Operative Documents, and Agent Bank, the Lenders and their respective successors and assigns agree to look solely to the Trust Estate and to the sums due and to become due under this Lease, the Agency Agreement and the Guaranty for the payment of Owner's Obligations.

      Nothing contained herein or in any of the Operative Documents, however, shall be taken to (i) prevent recourse to and the enforcement against the Trust Estate of and for all liabilities, obligations and undertakings contained in the Operative Documents, (ii) limit, restrict, or impair the right of any registered owner of any of the Notes to accelerate the maturity thereof upon the occurrence of an Event of Default, (iii) prevent the bringing of an action or obtaining of a judgment against Lessor or any holder of the Beneficial Interest therein; provided that, except as set forth in (v) and (vi) below and as provided in the preceding paragraph, none of the Bank or any holder of the Beneficial Interest nor any past, present, or future partner, officer, director or shareholder thereof or director or shareholder of any partner thereof or any of their respective legal representatives, successors or assigns, or any corporation, partnership (or any partner thereof) or Subsequent Lessor shall have any individual or personal liability on such judgment and the satisfaction thereof shall be limited to the Trust Estate and the sums due and to become due under this Lease, the Agency Agreement or the Guaranty, (iv) prevent the bringing of an action or obtaining of a judgment to foreclose the lien of any Deed of Trust or otherwise realize upon the Trust Estate or the sums due or to become due under this Lease, the Agency Agreement or the Guaranty, including the right to proceed against Lessee under this Lease or the Agency Agreement, or the Guarantor under the Guaranty, (v) prevent recourse against the Bank for payment of net income, franchise, estate, inheritance, succession, transfer or profits taxes assessed against the Bank that Lessee is not obligated to pay or discharge under the Lease, or (vi) prevent recourse to the Bank directly for damages resulting from its fraud, gross negligence or willful misconduct.

      The provisions of this Article 30 shall survive the termination of this Lease and the other Operative Documents.

      31. Lessee's Representations and Warranties. Lessee hereby represents and warrants that (a) Lessee is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation set forth above, and is qualified to do business in, and is in good standing in, each state or other jurisdiction in which the nature of its business makes such qualification necessary (including, without limitation, each state in which a Property is located); (b) Lessee has the corporate power and authority to execute and perform this Lease and to lease the Properties hereunder, and has duly authorized the execution, delivery and performance of this Lease; (c) the leasing of the Properties from Lessor by Lessee, the execution and delivery of this Lease and any documents or instruments related hereto, and the compliance by Lessee with the terms hereof and thereof, and the payments and performance by Lessee of all of its obligations hereunder and thereunder (i) have been duly and legally authorized by appropriate corporate action taken by Lessee, (ii) are not in contravention of, and will not result in a violation or breach of, any of the terms of Lessee's Certificate of Incorporation (or equivalent document), its By-Laws, or of any provisions relating to shares of the capital stock of Lessee, and (iii) will not violate or constitute a breach of any provision of law, any order of any court or other agency of government, or any indenture, agreement or other instrument to which Lessee is a party, or by or under which Lessee or any of Lessee's property is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or instrument, or result in the creation or imposition of any lien upon any of Lessee's property or assets (other than pursuant to the Operative Documents);
(d) this Lease and all other Operative Documents to which Lessee is a party have been executed by the duly authorized officer or officers of Lessee and delivered to Lessor and are the legal, valid and binding obligations of Lessee, enforceable in accordance with their terms; (e) neither the execution and delivery of this Lease and such other Operative Documents, nor the payment and performance by Lessee of all of its obligations hereunder and thereunder, requires the consent or approval of, the giving of notice to, or the registration, filing or recording with, or the taking of any other action in respect of, any federal, state, local or foreign government or governmental authority or agency or any other Person that has not been obtained or made; (f) other than the Operative Documents, no mortgage, deed of trust, or other lien which now covers or affects, or which may hereafter cover or affect, any property or interest therein of Lessee, now attaches or hereafter will attach to any Property or any portion thereof, the proceeds thereof or this Lease, or in any manner affects or will affect adversely Lessor's rights and security interest therein; (g) on the Property Closing Date with respect to each Property, Lessee will hold all licenses, certificates and permits from governmental authorities necessary to use and operate such Property in accordance with the provisions of this Lease (except for those that are not yet obtainable or not material); and (h) there is no litigation or other proceeding now pending or, to the best of Lessee's knowledge, threatened, against or affecting Lessee, in any court or before any regulatory commission, board or other administrative governmental agency which would directly or indirectly adversely affect or impair the title of Lessor to the Properties, or which, if decided adversely to Lessee, would materially adversely affect the business operations or financial condition of Lessee.

      32. Granting of Easements, Etc. If no Event of Default hereunder has occurred and is continuing, Lessor shall from time to time upon the written request of Lessee join with Lessee (and at Lessee's sole cost and expense), with respect to their interests in the Properties to (i) grant easements, licenses, rights of way and other rights and privileges in the nature of easements for the purposes of providing utilities and the like to the Properties or for purposes of operating the Properties and adjacent properties (such as office park reciprocal easement agreements and the like), (ii) release existing easements and appurtenances relating to the provision of utilities and the like to the Properties or for purposes of operating the Properties and adjacent properties (such as office park reciprocal easement agreements and the like) and (iii) execute and deliver any instrument, in form and substance reasonably acceptable to Lessor, necessary or appropriate to make or confirm such grants or releases to any Person, with or without consideration, but only if such grant or release is in compliance with the terms of the Deed of Trust and Lessee shall obtain the consent of Agent Bank to any such release or grant (at

Lessee's cost, including the legal fees and expenses of Agent Bank), which consent shall not unreasonably be withheld; provided that such grant or release does not (x) interfere with and is not detrimental to the conduct of business on the affected Property, (y) impair the usefulness or useful life of such Property or (z) impair the fair market value of such Property or cause a default under any other agreement to which Lessee is a party or benefitting such Property which default would be reasonably likely to have an adverse effect on the usefulness or useful life of such Property or impair the fair market value of such Property and shall have delivered such other instruments, certificates, surveys, title insurance policy endorsements and opinions of counsel as Lessor or Agent Bank may reasonably request; and provided further that Lessor, Agent Bank and LC Issuer shall have the right, but not the obligation, to obtain an independent Appraisal, at the expense of the Person requesting such appraisal, to verify the certification of Lessee as to the effect of the proposed action on fair market value and if such appraisal concludes that the proposed action will impair the fair market value of such Property by 1% or more, Lessee shall reimburse Lessor, Agent Bank or LC Issuer, as applicable, for the costs of such appraisal and Lessor, Agent Bank and LC Issuer shall either withhold their consents or condition their consents upon payment by Lessee of an amount equal to the diminution of fair market value. Any such request by Lessee shall be accompanied by an Officer's Certificate as to compliance with the conditions set forth in the foregoing clauses (x), (y) and (z).

      33. Special Purchase Rights of Lessee; Exchange of Properties.

      (a) Lessee may, upon compliance with the provisions of this Article 33,
(i) in the event that Lessee shall determine that any change in generally accepted accounting principles or the implementation thereof subsequent to the date of execution and delivery hereof would (x) preclude Lessee from treating this Lease or the Properties as "off-balance sheet" for accounting purposes or
(y) require that Lessor's financial statements be consolidated with those of Guarantor or Lessee for accounting purposes, terminate this Lease with respect to all, but not less than all, of the Properties, on any Payment Date during the Term of this Lease, by purchasing all of the Properties for the purchase price set forth in paragraph (c) of this Article 33, payable in immediately available Federal funds; (ii) on any Payment Date during the Basic Term, terminate this Lease with respect to less than all of the Properties, by causing a property or properties (each such property an Exchange Property and, collectively, Exchange Properties) to be conveyed to Lessor and subjected to this Lease as a Property in exchange for each Property with respect to which Lessee has elected to terminate this Lease pursuant to this clause (ii) provided that the aggregate Cost of the Property allocable to all Properties with respect to which this Lease is terminated pursuant to this clause (ii) does not at any time exceed 15% of the aggregate Cost of the Properties as to all Properties; and (iii) on any Payment Date occurring after July 31, 2002, terminate this Lease with respect to all, but not less than all, Properties, by purchasing all of the Properties for the purchase price set forth in paragraph (c) of this Article 33, payable in immediately available Federal funds. Termination of this Lease with respect to all of the Properties pursuant to clauses (i) or (iii) of this paragraph (a) of this
Article 33 shall be effected in accordance with the provisions of Article 16.

      (b) Lessee shall give Lessor, Agent Bank and LC Issuer at least 30 days' prior written notice of its election to effect a termination of this Lease or an exchange of an Exchange Property pursuant to this Article 33, which notice shall specify the Payment Date on which such termination or exchange shall be effected.

      (c) The purchase price for the Properties payable by Lessee pursuant to clauses (i) and (iii) of paragraph (a) of this Article 33 shall be equal to the sum of (i) the sum of the Termination Values for all of the Properties as of the Payment Date on which the purchase is to occur, plus (ii) all accrued and unpaid Basic Rent and Additional Obligations payable hereunder, plus (iii) all applicable sales, excise and other taxes imposed as a result of the sale of such Properties, other than Excluded Taxes, plus (iv) all other amounts then due and payable by Lessee under the Operative Documents, plus (v) an amount equal to the costs and expenses of Lessor (including reasonable attorneys' fees) reasonably incurred in connection with such sale.

      (d) Upon payment of all amounts payable by Lessee pursuant to paragraph
(c) of this Article 33, this Lease shall terminate and the Properties shall be conveyed to Lessee pursuant to Article 16 hereof. If Lessee fails to purchase all of the Properties on the Payment Date specified in the notice delivered pursuant to paragraph (b) of this Article 33, such failure shall immediately constitute an Event of Default hereunder.

      (e) In the event that Lessee shall elect to cause an Exchange Property to be conveyed to Lessor in exchange for any Property pursuant to clause (ii) of paragraph (a) of this Article 33, the following conditions shall be satisfied:

      (A) The Exchange Property shall (i) be a warehouse storage facility of the same general type and use as the Property with respect to which such exchange is being made, and (ii) if construction of the Exchange Property was completed within one year prior to such substitution, have a cost equal to or greater than the Cost of the Property related to the replaced Property.

      (B) Lessor and Agent Bank shall have received an Appraisal and a "Phase I" Environmental Report of the Exchange Property made by an independent appraiser and environmental engineer, respectively, selected by Lessee, subject to the approval of Lessor, Agent Bank and LC Issuer, which approval shall not be unreasonably withheld, which Appraisal and Environmental Report shall have been made at the expense of Lessee. Such Appraisal shall be delivered at least 30 days prior to the date of such proposed substitution and shall indicate that the fair market value and useful life of the Exchange Property is equal to or greater than the fair market value and useful life of the affected Property at the time of the substitution and at the end of each remaining year of the Maximum Lease Term (assuming in each case that the affected Property had been maintained and operated in accordance with the terms of this Lease). Fair market value shall be determined by the same methodology as was employed by the original appraiser in the original appraisal of the replaced Property. Such Environmental Report shall be delivered at least 15 days prior to the date of such proposed substitution, shall speak as of a date not more than six months prior to the date of such proposed substitution and shall not disclose any conditions which are not satisfactory to Lessor, Agent Bank or LC Issuer. Lessee shall certify to the best of its knowledge that as of the substitution date there has been no change in the status of the Exchange Property from that described in the Environmental Report with regard to environmental matters. If such Environmental Report recommends further review, Lessee, at its own expense, will provide such additional environmental assessments as are required by Lessor, Agent Bank or LC Issuer. The results of such reports shall be satisfactory to Lessor, Agent Bank and LC Issuer. Lessor, LC Issuer and Agent Bank and each holder of indebtedness secured by the Deed of Trust shall receive a letter from the environmental engineer, permitting such addressee to rely on such Environmental Reports.

      (C) Lessor and Agent Bank shall have received a Lease Supplement in the form of Schedule H annexed hereto and, if appropriate, a memorandum or short form of lease with respect thereto, duly authorized, executed and delivered by Lessee, as lessee, adding and subjecting the Exchange Property to, and releasing the affected Property from, the terms of this Lease, and containing such other terms as Lessor, Agent Bank or LC Issuer or their respective counsel may reasonably deem necessary or appropriate by reason of the transactions contemplated by this paragraph (d).

      (D) On the date of substitution, Lessor shall have received a deed conveying to Lessor good and marketable fee simple title to the Exchange Property, subject only to Permitted Encumbrances. Lessee shall have caused to be executed and delivered to Lessor, Agent Bank and LC Issuer (x) a supplement to the Assignment, including the legal description of the Exchange Property, and (y) a new Deed of Trust and LC Deed of Trust with respect to such Exchange Property, each in form sufficient for recording and enforceability in the applicable jurisdiction. Lessor, Agent Bank and LC Issuer shall have received (i) an owner's and a mortgagee's policy of title insurance, as applicable, on the standard ALTA form formerly known as 1970 form (or if the 1970 form is not available in a particular jurisdiction, a more recent form which has been endorsed or had exclusions removed to achieve the equivalent) with respect to the Exchange Property (or a commitment therefor) with mechanics' lien coverage and containing no survey exception, insuring Lessor or Agent Bank or LC Issuer, respectively, against loss with respect to the Exchange Property and otherwise reasonably satisfactory to Lessor, Agent Bank and LC Issuer and (ii) a survey of the Exchange Property, satisfactory in form and substance to Lessor, Agent Bank and LC Issuer, certified within 90 days prior to the date of substitution, by a surveyor licensed in the state in which the Exchange Property is located.

      (E) All necessary approvals, authorizations and consents of all governmental bodies (including courts) having jurisdiction with respect to the transactions contemplated by this paragraph (d) shall have been obtained and all taxes (which, if permitted by law, may be paid in installments), fees and other charges payable in connection therewith shall have been paid.

      (F) Lessor, Agent Bank and LC Issuer shall have received such other instruments and such certificates, including without limitation, an estoppel certificate from Lessee, evidence of the insurance required by this Lease, certificates as to representations and warranties, and opinions of counsel, each in form and substance satisfactory to Lessor, Agent Bank and LC Issuer, in connection with the transactions contemplated by this paragraph (d) as Lessor, Agent Bank and LC Issuer may reasonably request. Where required, such instruments shall have been duly recorded by Lessee. Lessee shall pay all fees and expenses in connection with the transaction contemplated by this paragraph (d), including reasonable attorney's fees of Lessor, Agent Bank and LC Issuer.

      If such conditions are satisfied, Lessor shall convey the affected Property to Lessee in accordance with the provisions of Article 16, terminate this Lease with respect to the affected Property and enter into a Lease Supplement subjecting the Exchange Property to this Lease and releasing the affected Property from this Lease, and such Exchange Property shall thereafter constitute a Property and for purposes of the Schedules attached hereto and any calculations in this Lease, shall be treated as if it were the affected Property.

      34. Additional Purchase Rights of Lessee.

      (a) Lessee may, upon compliance with the provisions of this Article 34, terminate this Lease with respect to all, but not less than all, of the Properties, on any Payment Date occurring on or prior to July 31, 2002 during the Basic Term, by purchasing all of the Properties for the purchase price set forth in paragraph (c) of this Article 34, payable in immediately available Federal funds. Such transaction shall be effected in accordance with the provisions of Article 16.

      (b) Lessee shall give Lessor, Agent Bank and LC Issuer at least 30 days' prior written notice of its election to effect a termination of this Lease and purchase of the Properties pursuant to this Article 34, which notice shall specify the Payment Date on which such termination and purchase shall be effected.

      (c) The purchase price for the Properties payable by Lessee pursuant to this Article 34 shall be equal to the sum of (i) the sum of the Termination Values for all of the Properties as of the Payment Date on which the purchase is to occur, plus (ii) all accrued and unpaid Basic Rent and Additional Obligations payable hereunder, plus (iii) all applicable sales, excise and other taxes imposed as a result of the sale of such Properties, other than Excluded Taxes, plus (iv) all other amounts then due and payable by Lessee under the Operative Documents, plus (v) an amount equal to the costs and expenses of Lessor (including reasonable attorneys' fees) reasonably incurred in connection with such sale, including but not limited to Breakage Costs, plus (vi) the applicable Reinvestment Premium.

      (d) Upon payment of all amounts payable by Lessee pursuant to paragraph
(c) of this Article 34, this Lease shall terminate and the Properties shall be conveyed to Lessee pursuant to Article 16 hereof. If Lessee fails to purchase all of the Properties on the Payment Date specified in the notice delivered pursuant to paragraph (b) of this Article 34, such failure shall immediately constitute an Event of Default hereunder.

      35. Recording. Lessor and Lessee will execute, acknowledge, deliver and cause to be recorded or filed in the manner and place required by any present or future law, this Lease or a memorandum thereof, and all other instruments, including, without limitation, financing statements, continuation statements, releases and instruments of similar character, which shall be reasonably requested by Lessor, Agent Bank, Lessee or LC Issuer as being necessary or appropriate in order to protect their respective interests in the Properties or to publish notice of or to create, maintain and protect or terminate or release the lien and security interest intended to be created by any Deed of Trust upon, and the interest of Agent Bank in, the Properties. Lessee shall pay all recording and filing fees and taxes, stamp taxes, mortgage or lease taxes, and other costs of such recordation and filing. If Lessee shall fail to comply with this Article 34 within five days after notice from Lessor, Lessor shall be and is hereby irrevocably appointed the agent and attorney-in-fact of Lessee to comply therewith, but this sentence shall not prevent any default in the observance of this Article 35 by the Lessee from constituting an Event of Default in accordance with the provisions of paragraph (a)(ii) of Article 21 hereof.

      36. Miscellaneous. This Lease and the other Operative Documents embody the entire agreement between Lessor and Lessee relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Lease shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns permitted hereunder. No term or provision hereof may be amended, changed, waived, discharged or terminated orally, but only by an instrument specifically evidencing an intent to amend signed by the party against whom enforcement thereof is sought and with the prior written consent of Agent Bank and LC Issuer. No failure, delay, forbearance or indulgence on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, or as an acquiescence in any breach, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Lease and the rights and obligations in respect hereof shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, except to the extent that in seeking to enforce this Lease with respect to a Property, the laws of the state in which such Property is located require that its laws govern, notwithstanding the express intent of the parties hereto. Lessee hereby agrees to non-exclusive personal jurisdiction and venue in the state courts of the Commonwealth of Massachusetts (City of Boston) and the United States District Courts located in the Commonwealth of Massachusetts, the choice of such forum to be at Lessor's sole discretion. All headings are for reference only and shall not be considered as part of this Lease. This Lease may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute but one and the same instrument. Lessee may cause to be performed any obligation of Lessee under this Lease in lieu of performing such obligation itself.

      Agent Bank, the Lenders, Beneficiary and LC Issuer shall be third party beneficiaries of this Lease with respect to those provisions that explicitly or implicitly are for the benefit of Agent Bank, the Lenders, Beneficiary or LC Issuer.

      The dating of this Lease "as of July 1, 1999" is for convenience of reference only, and this Lease shall become effective only upon its execution and delivery by Lessor and Lessee.

      To the extent that (not withstanding Article 37 hereof) this Lease is characterized under applicable law as being a financing transaction, Lessor and Lessee hereby acknowledge and agree as follows: (1) the amount of interest shall be equal to the difference between (a) the aggregate amount of payments due under this Lease (the Payments) and (b) the aggregate cost of the Properties to Lessor (the Cost); (2) Lessee has been informed of the Cost or, in the alternative, acknowledges that it has been given an opportunity to determine the Cost; (3) the rate of interest agreed to and specified by Lessor and Lessee in such event shall be that rate per annum that may be calculated based upon the Cost (i.e. the principal amount) and the Payments (i.e., the principal and interest payments); and (4) if the rate of interest so calculated is ever deemed to exceed the maximum rate permitted by applicable law, then the Payments shall be automatically reduced to ensure that such rate of interest does not exceed the maximum rate permitted by applicable law.

EACH OF THE LESSOR AND THE LESSEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY EACH PARTY HERETO. EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

      37. Ownership of the Properties.

      (a) Lessor and Lessee intend that (i) for financial accounting purposes with respect to Lessee, this Lease will be treated as an "operating lease" pursuant to Statement of Financial Accounting Standards No. 13, as amended, but
(ii) for federal and all state and local income tax purposes, (A) this Lease will be treated as a financing arrangement, (B) Agent Bank, the Lenders and any subsequent registered owners of the Notes will be deemed lenders making loans for the benefit of the Lessee, which loans are secured by all of the Properties, and (C) Lessee will be treated as the owner of all of the Properties and will be entitled to all tax benefits ordinarily available to an owner of a property similar to the Properties for such tax purposes. Lessor and Beneficiary shall take no action inconsistent with such intent for tax purposes, provided, that nothing in this Article 37 shall be deemed to restrict Lessor's right to exercise any remedies after the occurrence of an Event of Default.

      (b) Lessee hereby grants and conveys, with power of sale, to Lessor a lien on and security interest in all of the Lessee's right, title and interest in and to the Properties, together with any substitutions, replacements and additions thereto, all of Lessee's rights in and to the Approved Plans and all general intangibles related to the Properties and all of Lessee's rights, claims and damages arising from warranties (whether express or implied) of architects, contractors and subcontractors and any other vendors with respect to the development and construction of the Improvements and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, securities or other property, whether in the form of cash, investments, securities or other property. Lessor (upon request) and Lessee shall, to the extent consistent with this Lease, take such actions and execute, deliver, file and record such other documents, financing statements, mortgages and deeds of trust as may be necessary to ensure that, if this Lease were deemed to create a lien on and security interest in the Properties in accordance with this Article 37, such security interest would be deemed to be a perfected lien on and security interest of first priority under applicable federal, state and local law, subject only to Permitted Encumbrances and Lessor Liens, and will be maintained as such throughout the Term of this Lease.

      (c) Lessor and Lessee intend and agree that with respect to the nature of the transaction evidenced by this Lease for all commercial law purposes and in the context of the exercise of remedies under the Operative Documents, including, without limitation, in the case of any insolvency or receivership proceedings or a petition under the United States bankruptcy laws or any other applicable insolvency laws or statute of the United States of America or any State or Commonwealth thereof affecting Lessee, Lessor, Agent Bank or the Lenders or any enforcement or collection actions and for all other purposes (except as provided in paragraph (a) of this Article 37), the transactions evidenced by this Lease shall be regarded as loans made by Agent Bank and the Lenders as unrelated third party lenders to Lessee secured by all of the Properties (it being understood that Lessee hereby mortgages and warrants and grants a lien on and security interest in all of the Properties to Lessor and Agent Bank to secure such loans).

      (d) Lessor and Lessee further intend and agree that, for the purpose of securing Lessee's obligations for the repayment of the above-described loans from Agent Bank and the Lenders to Lessee, (i) this Lease shall also be deemed to be a security agreement and financing statement within the meaning of Article 9 of the Uniform Commercial Code and a real property mortgage; (ii) the conveyance provided for in paragraph (b) of this Article 37 shall be deemed to be a grant by Lessee to Lessor and Agent Bank of a mortgage lien and security interest in all of the Lessee's right, title and interest in and to the Properties, together with any substitutions, replacements and additions thereto, all of the Lessee's rights in and to the Approved Plans and all general intangibles related to the Properties and all of Lessee's rights, claims and damages arising from warranties (whether express or implied) of architects, contractors and subcontractors with respect to the development and construction of the Improvements, and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, investments, securities or other property, whether in the form of cash, investments, securities or other property (it being understood that Lessee hereby mortgages and warrants and grants a lien on and security interest in all of the Properties to Lessor and Agent Bank to secure the loans described in paragraph (a) above); (iii) the possession by Lessor or any of its agents of notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the Uniform Commercial Code; and (iv) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from financial intermediaries, bankers or agents (as applicable) of Lessee shall be deemed to have been given for the purpose of perfecting such security interest under applicable federal, state and local law. Lessor (upon request) and Lessee shall, to the extent consistent with this Lease, take such actions and execute, deliver, file and record such other documents, financing statements, mortgages and deeds of trust as may be necessary to ensure that, if this Lease were deemed to create a lien on and security interest in the Properties in accordance with this Article 36, such lien and security interest would be deemed to be a perfected lien on and security interest of first priority under applicable federal, state and local law, subject only to Permitted Encumbrances, and will be maintained as such throughout the Term of this Lease.

      IN WITNESS WHEREOF, the undersigned have executed this Lease Agreement as of the day and year first above written.

                                    LESSOR:

                                    IRON MOUNTAIN STATUTORY TRUST -
                                    1999


                                    By:   FIRST UNION NATIONAL BANK, not in its
                                          individual capacity except as
                                          expressly set forth herein, but solely
                                          as Trustee under the Owner Trust
                                          Agreement dated as of July 1, 1999.


                                          By: /s/ Diane M. Welsh
                                              ----------------------------------
                                              Name: DIANE M. WELSH
                                              Title: Vice President


                                    LESSEE:

                                    IRON MOUNTAIN RECORDS
                                    MANAGEMENT, INC.


                                          By: /s/ J.P. Lawrence
                                              ----------------------------------
                                              Name:  J.P. Lawrence
                                              Title: VP, Treasurer


                               [LEASE AGREEMENT]

                            APPENDIX I - Definitions

      Acquisition Outside Date means the earlier to occur of (i) the date upon which the aggregate of Loans outstanding equals the Maximum Loan Amount, or (ii) January 1, 2001.

      Actual Knowledge by a Person or Persons with respect to the occurrence or non-occurrence of an event, means knowledge of such occurrence or non-occurrence by the officer of such Person or Persons in the best organizational position to have such knowledge.

      Addition has the meaning set forth in Article 10 of the Lease.

      Additional Improvements means, with respect to any Property, the improvements, constructed and installed on such Property under and pursuant to
Section 10(d) of the Lease in accordance with Approved Plans.

      Additional Obligations has the meaning set forth in paragraph (b) of
Article 3 of the Lease.

      Adjusted LIBOR means, for any LIBOR Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) LIBOR by (b) a percentage equal to 1.00 minus the LIBOR Reserve Percentage for such LIBOR Period.

      Adjustment Price has the meaning set forth in paragraph (a) of Article 29(a) of the Lease.

      Advance has the meaning set forth in Section 3.1(a) of the Agency
Agreement.

      Affiliate, means, with respect to any Person, a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      Agency Agreement means the Agency Agreement, dated as of July 1, 1999, by and between Owner and Agent, as amended or supplemented from time to time.

      Agent means Iron Mountain Records Management, Inc., a Delaware corporation, in its capacity as agent under the Agency Agreement.

      Agent Bank means Wachovia Capital Investments, Inc., as agent for the Lenders under the Loan Agreement and the other Operative Documents, or any successor Agent Bank appointed pursuant to Section 8.6 of the Loan Agreement.

      Agent/Lessee has the meaning set forth in the Preliminary Statement of the Loan Agreement.

      Alternate Base Rate means that fluctuating interest rate per annum in effect from time to time equal the greater of (x) the Prime Rate and (y) the Overnight Federal Funds Rate plus 50 basis points (.50%).

      Applicable Leverage Ratio has the meaning set forth in the Credit
Agreement.

      Applicable Officer means the Treasurer, any Assistant Treasurer, Controller, Chief Accounting Officer or Chief Financial Officer of any Person, or if such Person no longer has an officer with such title, the chief executive officer or other officer performing the equivalent function.

      Appraisal has the meaning set forth in Section 5.1.16 of the Agency Agreement.

      Approved Plans has the meaning set forth in Section 10(d) of the Lease.

      Assignment means the Assignment of Lease and Agency Agreement, dated as of July 1, 1999, from the Owner to Agent Bank and consented to by Lessee/Agent, as amended, modified or supplemented from time to time, as permitted thereby.

      Assignment and Acceptance means an assignment and acceptance entered into by a Lender and an Eligible Assignee or an Affiliate of a Lender, and accepted by the Agent Bank and, if required by Section 10.14 of the Loan Agreement, by the Owner, in substantially the form of Exhibit E of the Loan Agreement.

      Assignment of Guaranty means the Assignment of Guaranty dated as of July 1, 1999, as amended or supplemented from time to time, from Owner, as assignor, to Agent Bank, as assignee and consented to by Guarantor.

      Authorized Representative means, when used with respect to any Person, any officer with the corporate trust office of Owner, including any Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer of such Person customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

      Bank means First Union National Bank, in its individual capacity, and any successor thereto as trustee under the Owner Trust Agreement.

      Banking Day means any day except a Saturday, Sunday or other day on which commercial banks in Georgia are authorized by law to close and on which dealings in U.S. dollar deposits are conducted by and between banks in the London interbank market.

      Bankruptcy Laws means Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, now or hereafter in effect in the United States relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts of any Person.

      Basic Rent has the meaning set forth in paragraph (a) of Article 3 of the Lease.

      Basic Term has the meaning set forth in Article 2 of the Lease.

      Basic Term Commencement Date means the earlier to occur of (i) the first day of the month following the date upon which the aggregate of all Loans outstanding equals the Maximum Loan Amount, or (ii) January 1, 2001.

      Beneficial Interest means the entire right, title and interest of the Beneficiary in and to the Trust Estate.

      Beneficiary means, collectively, the Secured Beneficiary and the Equity Beneficiary.

      Breakage Costs has the meaning set forth in Section 2.5.6(b) of the Loan Agreement.

      Business Day means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in Georgia, New York, Connecticut or Massachusetts.

      Closing means the Initial Closing, any Property Closing or any funding with respect to Additional Improvements.

      Closing Date means the date upon which a Closing is to occur.

      Code means the Internal Revenue Code of 1986, as amended from time to time.

      Commitment means, for any Lender, the Remaining Maximum Loan Amount multiplied by such Lender's Percentage.

      Completion Date has the meaning set forth in Section 10(d) of the Lease.

      Conveyance Document means a general warranty deed dated on or about any Closing Date from the seller to Owner and any other bill of sale, assignments or other instrument conveying a Property or a portion thereof to Owner.

      Cost of the Property means as to any Property the sum of (i) the cost of the acquisition of such Property including, without limitation, (x) the Additional Improvements and (y) any real estate or other related transfer taxes and (ii) certain transaction costs relating to the transactions contemplated hereby, including legal fees and expenses, transactional fees, closing fees, placement agent fees, appraisal fees, environmental site assessment fees and title and survey expenses, all as determined in good faith by Agent and set forth in an Officer's Certificate accompanied by supporting documentation and materials satisfactory to Owner and Agent Bank.

      Credit Agreement means the Second Amended and Restated Credit Agreement, dated as of September 26, 1997, as amended by Amendment No. 1 dated as of December 31, 1997, Amendment No. 2 dated as of November 9, 1998, Amendment No. 3 dated as of February 26, 1999 and Amendment No. 4 dated as of April 16, 1999 and Amendment No. 5 dated as of July 14, 1999, each among Guarantor, as borrower, and the banks named therein and The Chase Manhattan Bank, as agent, as amended, amended and restated, modified, extended, refinanced or supplemented from time to time, except to the extent that the Operative Documents refer to it as in effect on the date hereof.

      Debt Reinvestment Premium means, as of any date of determination, that portion of the Reinvestment Premium which is equal to the product of (a) the Reinvestment Premium as of such date multiplied by (b) the fraction obtained by dividing (i) the aggregate outstanding principal amount of the Notes as of such date by (ii) the sum of the amount in clause (i) plus the Equity Investment as of such date.

      Deed of Trust Beneficiary means, collectively, the Person named as the beneficiary under any Deed of Trust.

      Deed of Trust Trustee means, collectively, the Person who acts as deed of trust trustee under any Deed of Trust.

      Deeds of Trust means the Mortgages, Deeds of Trust, Deeds to Secure Debt Security Agreements and Fixture Filings or similar instruments hereafter granted by Owner to a deed of trust trustee and to Agent Bank for the benefit of Agent Bank as agent for the registered owners of the Notes secured thereby, as the same may be amended, modified or assigned from time to time, granting a first mortgage or deed of trust lien (or conveying title to secure a debt as applicable,) on Owner's interests in each of the Properties.

      Default means any act or occurrence which, with notice, lapse of time or both, would constitute an Event of Default under any Operative Document.

      Depositary has the meaning set forth in paragraph (b) of Article 12 of the Lease.

      Dispute Notice has the meaning set forth in Article 12(b)(ii) of the Lease.

      EBITDA has the meaning set forth in the Guaranty.

      Eligible Assignee means any of (a) a commercial bank or finance company or other institutions that typically engage in transactions of this type, organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $1,000,000,000 calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country having total assets in excess of $1,000,000,000; (d) the central bank of any country; and (e) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution approved by the Agent Bank, such approval not to be unreasonably withheld.

      Environmental Laws means any and all applicable federal, state and local laws relating to the environment, land use, protection of national resources, regulation or control of hazardous substances or environmental health and safety, including obligations under the common law, ordinances, rules, regulations, permits, approvals, orders, decrees, consent orders, private agreements to which Lessee is a party or by which it is bound (such as covenants, conditions and restrictions) and publications having the force of law, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other federal, state or local laws, including obligations under the common law, ordinances, rules, regulations, private agreements (such as covenants, conditions and restrictions) and publications, now or hereafter existing relating to the environment, land use, protection of natural resources, regulation or control of Hazardous Substances or environmental health and safety and includes but shall not be limited to the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 et seq.), as amended by the

Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act (49 U.S.C. ss.1801 et seq.), the Toxic Substances Control Act (15 U.S.C. ss.2601 et seq.), Clean Air Act (42 U.S.C. ss.7401 et seq.), the Clean Water Act (33 U.S.C. ss.1251 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss.136 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss.651 et seq.).

      Environmental Permits has the meaning set forth in paragraph (i) of
Article 9 of the Lease.

      Equity Beneficiary means JH Equity Realty Investors, Inc., a Delaware corporation, together with its successors and assigns as a beneficiary under the Owner Trust Agreement.

      Equity Investment means the outstanding amount from time to time of the equity investment made by the Beneficiary on any Property Closing Date, and which shall at all times be 4% of the Cost of the Properties as of the date of determination.

      Equity Reinvestment Premium means, as of any date of determination, that portion of the Reinvestment Premium which is equal to the product of (a) the Reinvestment Premium as of such date multiplied by (b) the fraction obtained by dividing (i) the Equity Investment as of such date by (ii) the sum of the amount in clause (i) plus the aggregate outstanding principal amount of the Notes as of such date.

      Equity Return means a return on the amount of the Equity Investment outstanding from time to time with respect to the Properties equivalent to interest thereon calculated in accordance with Schedule B of the Lease.

      Equity Return Rate means (i) LIBOR plus 350 basis points, for all Properties as to which the LIBOR Rate is applicable under the Loans with respect to such Properties, and (ii) the Alternate Base Rate plus 350 basis points per annum for all Properties as to which the Alternate Base Rate is applicable.

      ERISA means the Employee Retirement Income Security Act of 1974, as amended.

      ERISA Affiliate means any Person that is under "common control" with Lessee, Agent or any Subsidiary (within the meaning of Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA).

      Event of Default when used in a particular Operative Document has the meaning set forth therein unless otherwise indicated.

      Exchange Property has the meaning set forth in paragraph (a) of Article 33 of the Lease.

      Excluded Payments means (i) indemnity payments payable directly to the Owner, the Beneficiary, the LC Issuer or Bank by Lessee or Agent pursuant to Articles 8 or 9 of the Lease or pursuant to Section 2.3, of the Agency Agreement, as the case may be, (ii) amounts payable directly to the Owner, the Beneficiary, the LC Issuer or Bank under the Lease in respect of public liability insurance proceeds, (iii) fees payable to Bank for its services as the Trustee, (iv) fees and expenses payable to or on behalf of the Owner, the Beneficiary, the LC Issuer or Bank, pursuant to Section 10.9 of the Agency Agreement and (v) any right to enforce the payment against Lessee or Agent of any amount described in clauses (i), (ii), (iii) or (iv).

      Excluded Taxes has the meaning set forth in paragraph (a) of Article 6 of the Lease.

      Existing Improvements means the buildings, improvements, fixtures and other property to be acquired simultaneously with any Land Parcel by Agent/Lessee on behalf of Owner pursuant to the Agency Agreement on each Property Closing Date, but excluding any personal property which constitutes Trade Fixtures or Lessee's property pursuant to Section 10(d) of the Lease and which is placed on any Land Parcel by Lessee for Lessee's own account and not as agent for Owner under the Agency Agreement.

      Expiration Date has the meaning specified in Section 4.1 of the Deed of Trust.

      Force Majeure means any fire, explosion, accident, flood, storm, earthquake or other casualty or strike, lockout, act of God, or other circumstance outside of such Person's control.

      Funded Indebtedness has the meaning set forth in the Guaranty.

      GAAP or generally accepted accounting principles means, as of the date of any determination with respect thereto, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants.

      Grant means mortgage, grant, convey, assign, create a security interest in, bargain, sell, pledge, warrant, give, transfer and set over.

      Guarantor means Iron Mountain Incorporated, a Delaware corporation, together with its permitted successors and assigns.

      Guaranty means the Unconditional Guaranty, dated as of July 1, 1999 from Guarantor to Owner, as amended and supplemented from time to time.

      Hazardous Substances means (i) those substances included within the definitions of or identified as "hazardous substances", "hazardous materials", or "toxic substances" in or pursuant to, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. ss.9601 et seq.) (CERCLA), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 Stat. 1613) (SARA), the Resource Conservation and Recovery Act of 1976 (42 U.S.C., ss.6901 et seq.) (RCRA), the Occupational Safety and Health Act of 1970 (29 U.S.C. ss.651 et seq.) (OSHA), and the Hazardous Materials Transportation Act, 49 U.S.C. ss.1801 et seq., and in the regulations promulgated pursuant to said laws, all as amended; (ii) those substances listed in the United States Department of Transportation Table (40 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) any material, waste or substance which is or contains
(A) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as "hazardous substance" pursuant to
Section 311 of the Clean Water Act, 33 U.S.C. ss.1251 et seq., (33 U.S.C. ss.1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. ss.1317); (E) flammable explosives; (F) radioactive materials; and (iv) such other substances, materials and wastes which are or become regulated as hazardous, toxic or "special wastes" under applicable local, state or federal law, or the United States government, or which are classified as hazardous, toxic or as "special wastes" under federal, state or local laws or regulations, including any Environmental Laws.

      Improvements means as to any Property, collectively, the Existing Improvements and any Additional Improvements with respect to such Property.

      Indebtedness has the meaning set forth in the Guaranty.

      Indemnified Party means each of Owner, Bank, Deed of Trust Trustee, Lenders, Agent Bank, Beneficiary, LC Issuer, Placement Agent, and their respective shareholders, officers, directors, partners, employees, attorneys and agents, licensees, and any holder of any beneficial interest in any of such Persons.

      Individual Trustee means W. Jeffrey Kramer, not individually but solely in his capacity as individual trustee under the Owner Trust Agreement, together with his successors or assigns as individual trustee thereunder.

      Initial Closing has the meaning set forth in Section 4.1 of the Agency Agreement.

      Initial Closing Date has the meaning set forth in Section 4.1 of the Agency Agreement.

      Interest Period shall mean a calendar month or any portion thereof.

      Interim Term has the meaning set forth in Article 2 of the Lease.

      Interim Term Commencement Date means generally, the date of delivery of the Lease by Lessor and Lessee, and with respect to each Property, the Property Closing Date for such Property.

      Iron Mountain 1998 Synthetic Lease Transaction means the "Overall Transaction" as defined in Appendix I to the Lease Agreement dated as October 1, 1998, as amended or supplemented from time to time between Iron Mountain Statutory Trust - 1998 and Lessee.

      Land Parcels means the certain parcels of land on which the warehouse facilities to be leased to Lessee under the Lease will be located, as more fully described in Schedule A to each of the Agency Agreement and the Lease, as amended and supplemented from time to time.

      LC Deeds of Trust means the Mortgages, Deeds of Trust, Deeds to Secure Debt Security Agreements and Fixture Filings, relating to each Property dated on or about the date of the Closing for each Property, from Owner to Deed of Trust Trustee and to LC Issuer, for the benefit of LC Issuer, as the same may be amended, modified or assigned from time to time.

      LC Issuer means BTM Capital Corporation, a Delaware corporation, as issuer of the Letter of Credit.

      LC Security Documents means the LC Deeds of Trust and all other documents executed by the Owner as security for the performance by the Owner of its obligations under the Reimbursement Agreement.

      Lease means the Lease Agreement, dated as of July 1, 1999, between the Owner, as lessor, and Lessee, as lessee, together with all amendments, modifications and supplements thereto, including any Lease Supplement, and any memorandum or short form thereof entered into for the purpose of recording, registration or filing.

      Lease Proposal means the Revised Lease Terms and Conditions from BTM Capital Corporation to Agent, dated May 26, 1999.

      Lease Supplement means the Supplement to Lease entered into on each Property Closing Date with respect to one or more Properties or in connection with Additional Improvements and in the form of Schedule G to the Lease.

      Legal Requirements means all laws, rules, orders, ordinances, regulations and requirements now existing or hereafter enacted or promulgated, of every government and municipality having jurisdiction over each Property and of any agency thereof, relating to each Property, or the improvements thereon, or the facilities or equipment thereon or therein, or the streets, sidewalks, vaults, vault spaces, curbs and gutters adjoining each Property, or the appurtenances to such Property, or the franchises and privileges connected therewith and including, without limitation, Environmental Laws.

      Lender Assignment has the meaning set forth in Section 10.14.1 of the Loan Agreement.

      Lender Assignment Conditions has the meaning set forth in Section 10.14.1 of the Loan Agreement.

      Lender(s) means each financial institution listed on Schedule 1 to the Loan Agreement as such Schedule may be modified from time to time in connection with a transfer pursuant to Section 10.14 of the Loan Agreement.

      Lender's Additional Costs has the meaning set forth in Section 5.9 of the Loan Agreement.

      Lender's Counsel means Day Berry & Howard LLP as counsel to the Agent Bank and to the Lenders collectively.

      Lender's Percentage means the percentage listed next to Lender's name on
Schedule 1 of the Loan Agreement.

      Lending Office has the meaning set forth in Section 2.4 of the Loan Agreement.

      Lessee means Iron Mountain Records Management, Inc., a Delaware corporation, and its permitted successors and assigns.

      Lessee's Default has the meaning specified in Section 7.1 of the Deed of Trust.

      Lessee's Loss has the meaning set forth in paragraph (a) of Article 12 of the Lease.

      Lessor means, Iron Mountain Statutory Trust - 1999, a Connecticut statutory trust, and its permitted successors and assigns.

      Lessor Lien means any lien on or with respect to any Property which is not specifically permitted by the terms of the Lease and which results from (i) nonpayment by Lessor or any member, partner, shareholder or beneficiary of Lessor or any affiliate of any of the foregoing (the Lessor Parties), of any tax, assessment or like charge imposed on any Lessor Party, other than any tax, assessment or like charge the payment of which is Lessee's obligation under the Lease; (ii) claims against or acts and omissions of any Lessor Party arising out of events or conditions that are not related to the transactions contemplated by the terms of the Lease or are in violation of any of the obligations of Lessor under any of the terms of the Lease; (iii) claims against any Lessor Party arising out of any transfer (whether voluntary or involuntary) by such Lessor Party of any portion of its interest in such Property or its rights under the Lease that is neither permitted hereunder nor consented to in writing by Lessee; or (iv) any other act of, claim against or lien created by any Lessor Party, or any Person claiming by, through or under any Lessor Party, that is neither permitted under the terms of the Lease nor consented to in writing by Lessee.

      Lessor Parties has the meaning specified in the definition of Lessor Lien.

      Letter of Credit means the irrevocable standby letter of credit, no. B0162-2006, dated the Closing Date, issued by LC Issuer for the account of Owner and for the benefit of Agent Bank and the Lenders, and all amendments and supplements thereto and replacements therefor.

      Letter of Credit Lenders means all Lenders except Agent Bank (in its capacity as a Lender hereunder).

      LIBOR means the rate of interest per annum (expressed as an annual rate rounded to the nearest one-hundredth of a basis point) equal to the London interbank offered rate for deposits in U.S. dollars for a period equal to the applicable LIBOR Period as of 1:00 p.m. local London time, on the LIBOR Interest Setting Date for such LIBOR Period. The applicable LIBOR shall be determined on the basis of offered rates for deposits in U.S. Dollars by reference to the Telerate, Inc. display designated as page 3750 (or such other page as may replace such page on the Telerate, Inc. service for the purpose of displaying London interbank offered rates); provided, however, that if Telerate, Inc. shall not publish or shall cease publication of such information, the applicable LIBOR shall be determined on the basis of offered rates for deposits in U.S. Dollars by reference to the rate shown on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks); and provided further that if Reuters Monitor Money Rates Service shall not publish or shall cease publication of such information, the applicable LIBOR shall be determined by reference to the rate at which deposits in U.S. dollars are offered by the principal office of the Agent Bank in the London interbank market for the applicable LIBOR Period. The determination of LIBOR by the Agent Bank shall be conclusive absent manifest error.

      LIBOR Interest Setting Date means, with respect to any LIBOR Period, the date which is two Banking Days before the first day of such LIBOR Period.

      LIBOR Period means, with respect to each Loan, the period commencing on and including the first day of the first calendar month occurring after the funding date of such Loan and ending on the last day of the calendar month during which such Loan was made, and, thereafter the period commencing on the last day of the immediately preceding LIBOR Period and ending on the same numerical day in the calendar month thereafter; provided that:

                  (1) if any LIBOR Period would otherwise end on a day which is not a Banking Day, that LIBOR Period should be extended to the next succeeding Banking Day, unless the result of such extension would be to carry such LIBOR Period into another calendar month, in which event such LIBOR Period shall end on the immediately preceding Banking Day;

                  (2) for purposes of calculating interest on the Notes for any LIBOR Period, such calculation shall include the first day, but exclude the last day, of any such LIBOR Period; and

                  (3) any LIBOR Period that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Banking Day of the calendar month at the end of such LIBOR Period.

      LIBOR Portion means any portion of the Loans with respect to which interest shall be calculated at the LIBOR Rate in accordance with Section 2.5.2(a) of the Loan Agreement.

      LIBOR Rate means with respect to the applicable LIBOR Period, the Adjusted LIBOR plus the LIBOR Spread applicable to such LIBOR Period.

      LIBOR Reserve Percentage for any LIBOR Period, means the reserve percentage (expressed as a decimal) on the applicable LIBOR Interest Setting Date, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Agent Bank, at its principal office with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, as such term is defined in Regulation D Board of Governors of the Federal Reserve

System, as in effect from time to time (or with respect to any other category of liabilities which includes deposit by reference to which the interest rate on LIBOR Rate Loans is determined having a term equal to such LIBOR Period).

      LIBOR Spread has the meaning set forth in Section 2.5.2(b) of the Loan Agreement.

      Lien of this Deed of Trust and terms of like import mean the security title or security interest or other interest or charge Granted to the Deed of Trust Trustee for the benefit of Deed of Trust Beneficiary or to Deed of Trust Beneficiary under the Deed of Trust or subsequently Granted under the Deed of Trust or pursuant to the Deed of Trust to the Deed of Trust Trustee for the benefit of Deed of Trust Beneficiary or to Deed of Trust Beneficiary (whether made by the Owner or any other Person) or otherwise created, which title, interest, or charge effectively constitutes any property as a part of the security held by the Deed of Trust Trustee for the benefit of Deed of Trust Beneficiary or by Deed of Trust Beneficiary.

      Liens has the meaning set forth in Section 10(c) of the Guaranty, and shall also include, without limitation, any notices of contract, statement of claim with respect to unpaid costs or mechanics or materialmen's liens, by or on behalf of any contractor or subcontractor or any agent of agent or any contractor or subcontractor with respect to any items of work or activities with respect to any construction or alteration of any Property.

      Limited Lessee Risk Conditions means, collectively, the following: (i) there shall have been no condemnation, damage, destruction or taking of substantially all of any Property and all Additions, if any, are substantially complete; (ii) no Default or Event of Default shall have occurred and be continuing under the Lease, including, without limitation, any Default in Lessee's obligation to maintain the Properties or comply with Legal Requirements; (iii) Lessee shall not have exercised its purchase option under paragraph (a) of Article 27 of the Lease; (iv) either (x) a sale to a third party of the Properties has been consummated on or prior to the Term Termination Date and Lessor has received, in immediately available funds, on the Term Termination Date, the Net Proceeds of sale of such Properties plus payment of the Maximum Lessee Risk Amount and any Additional Obligations then due and owing hereunder with respect to such Properties, or (y) a sale to a third party of the Properties has not been so consummated on the Term Termination Date and the Lessee has vacated the Properties and surrendered and returned the Properties to Lessor in the condition required by Article 25 of the Lease, and Lessor has received, in immediately available funds on or before the Term Termination Date thereof, payment of the Maximum Lessee Risk Amount and any Additional Obligations then due and owing under the Lease with respect to the Properties;
(v) the Lease has not been terminated prior to the Term Termination Date; (vi) no amendment, modification, supplement, consent, waiver, approval, settlement, extension, compromise or accommodation of the Lease or the Agency Agreement has been entered into or given without the prior written consent of the LC Issuer; and

(vii) the Properties are free and clear of all liens and encumbrances except for the lien of the LC Deed of Trust, the Deed of Trust, liens for taxes for the current year which are not due and payable and Permitted Encumbrances described in (a), (c) and (i) of the definition thereof, and any liens for taxes, assessments and other governmental charges, which are not then due and payable and which are not allocable to the period before the date of termination or expiration of the Lease with respect to the applicable Property.

      Liquid Investments has the meaning set forth in the Credit Agreement and reiterated on Schedule 2.

      Loan Agreement means the Loan Agreement, dated as of July 1, 1999, among the Lenders, the Agent Bank and Owner, as amended and supplemented from time to time.

      Loans has the meaning set forth in Section 2.1(a) of the Loan Agreement.

      Maturity Date has the meaning set forth in Section 2.1(a) of the Loan Agreement.

      Maximum Lease Term means, as to each Property, the maximum Term of the Lease with respect to such Property.

      Maximum Lessee Risk Amount means an amount calculated as set forth in Schedule F of the Lease for each relevant period and Property.

      Maximum Lessor Risk Amount means an amount calculated as set forth in Schedule F of the Lease for each relevant period and Property.

      Maximum Loan Amount means Fifty-Four Million, Five Hundred Thousand and 00/100 ($54,500,000), of which up to $2,500,000 may be attributable to Additional Improvements.

      Memorandum of Lease means the memorandum or short form of the Lease delivered for recording purposes.

      Moody's has the meaning set forth in Article 12 of the Lease.

      Net Award has the meaning set forth in paragraph (c) of Article 12 of the Lease.

      Net Proceeds means, upon the sale of any Property to a third party, the net amount of the proceeds of such sale, after deducting from the gross proceeds of such sale (i) all sales taxes and other taxes (excluding any Excluded Taxes),
(ii) all fees, costs and expenses of such sale incurred by Lessor or by Lessee, as Lessor's agent, unless separately paid or reimbursed by Lessee, and

(iii) any other amounts for which, if not paid, Lessor would be liable or which, if not paid, would constitute a lien on such Property.

      Notes means the promissory notes issued to the Lenders pursuant to Article 2 of the Loan Agreement evidencing the Loans.

      Officer's Certificate means a certificate executed and delivered by the Applicable Officer of Lessee or Agent, or such other officer of Lessee or Agent certified by the Applicable Officer as being in the best position to know the substance of the matters contained in such certificate.

      Operative Documents has the meaning set forth in Section 5.1.1 of the Agency Agreement.

      Other Deeds of Trust means, in connection with any reference to a Deed of Trust encumbering a Property, all of the other Deeds of Trust encumbering all of the other Properties.

      Other LC Deeds of Trust means, in connection with any reference to an LC Deed of Trust encumbering a Property, all of the other LC Deeds of Trust encumbering all of the other Properties.

      Overall Transaction means the purchasing, financing, leasing and managing of the Properties in accordance with the Operative Documents and the Lease Proposal.

      Overdue Rate means (i) when used with reference to the Equity Investment or any amount payable in respect of the Equity Investment, including the Equity Return, plus 2% (ii) when used with reference to the Notes or any amount payable under the Loan Agreement, the Overdue Rate as defined in Section 2.5.3 of the Loan Agreement.

      Overnight Federal Funds Rate means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent Bank from three Federal funds brokers of recognized standing selected by it in its sole discretion acting in good faith.

      Owner has the meaning specified in the Owner Trust Agreement.

      Owner Trust Agreement means the Owner Trust Agreement, dated as of July 1, 1999, among Bank, Individual Trustee, Secured Beneficiary and Equity Beneficiary, as amended and supplemented from time to time.

      Owners Obligations means the Loans outstanding under the Loan Agreement from time to time and all other obligations of the Owner to the Agent Bank or to the Lenders of every kind or description, direct or indirect (by participation or otherwise), absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, primary or secondary, due or to become due, arising under or by virtue of the Loan Agreement, any other Operative Document or any other instrument, document, certificate or agreement made in connection herewith or therewith, whether now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and whether recovery thereof may be or hereafter become barred by any statute of limitations or become otherwise unenforceable, and the same includes obligations to perform acts or refrain from acting as well as obligations to pay money.

      Payment Dates has the meaning set forth in paragraph (a) of Article 3 of the Lease.

      Permitted Encumbrances means with respect to a Property:

      (a) rights reserved to or vested in any municipality or public authority to condemn, appropriate, recapture or designate a purchaser of the Property;

      (b) any liens thereon for taxes, assessments and other governmental charges and any liens of mechanics, materialmen and laborers for work or services performed or material furnished in connection with the Property, which are not due and payable, or the amount or validity of which are being contested as permitted by Article 6 of the Lease;

      (c) easements, rights-of-way, servitudes, zoning laws, use regulations, and other similar reservations, rights and restrictions and other minor defects and irregularities in the title to the Property listed in the mortgagee's title insurance policy delivered pursuant to the Loan Agreement or granted in accordance with the provisions of
            Article 34 of the Lease;

      (d) all other matters affecting title existing on the date of the Lease as set forth in Schedule G to the Lease;

      (e)   the Lease;

      (f) the lien of the Deed of Trust and any rights granted by the Deed of Trust;

      (g)   the Assignment;

      (h) the LC Security Documents, provided the lien of all of the same and the rights of the beneficiaries thereof shall be subject and subordinate to the lien of the Deed of Trust and of the Assignment and the rights of the Deed of Trust Trustee and the Deed of Trust Beneficiary under the Deed of Trust and under the Assignment (and, in each case, the lien of and rights under any other instruments securing the obligations of the Owner secured by the Deed of Trust); and

      (i) such other matters as are set forth on Schedule B to Owner's title insurance policy (or commitment therefor).

      Person means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof.)

      Placement Agent means BTM Financial Services, Inc., a Delaware corporation and an Affiliate of LC Issuer.

      Plan means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that Lessee, Agent, Beneficiary, any Subsidiary or any ERISA Affiliate maintains, contributes to or is obligated to contribute to for the benefit of employees or former employees of Lessee, Agent, Beneficiary, any Subsidiary or any ERISA Affiliate.

      Prepayment Date has the meaning specified in Section 6.2 of the Deed of Trust.

      Prime Rate refers to that interest rate so denominated and set by Wachovia Bank, N.A. from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia Bank, N.A.. Wachovia Bank, N.A. lends at interest rates above and below the Prime Rate.

      Property means (i) each Land Parcel, (ii) all Improvements located or to be located on such Land Parcel, (iii) all other real and personal property placed on, affixed or appurtenant to, such Land Parcel by Agent pursuant to the terms of the Agency Agreement or by Lessee pursuant to the terms of the Lease, including, without limitation, any equipment and other personal property identified from time to time on Schedule A to each of the Agency Agreement and the Lease, as such schedules may be amended, supplemented or modified from time to time (but excluding Trade Fixtures), (iv) any and all accessions, additions, improvements, substitutions and replacements with respect to any of the foregoing, and (v) all easements, rights and appurtenances with respect to such Land Parcel.

      Property Closing means the acquisition of a Proposed Property by Owner pursuant to the Agency Agreement.

      Property Closing Date means the date on which a Property Closing occurs.

      Property Closings has the meaning set forth in Section 4.4 of the Agency Agreement.

      Property Designation Notice has the meaning set forth in Section 4.2 of the Agency Agreement.

      Proposed Property has the meaning in Section 4.2 of the Agency Agreement.

      Purchase Price has the meaning set forth in Schedule E attached to the Lease.

      Recordable Documents has the meaning specified in Section 3.3 of each Deed of Trust.

      Register has the meaning set forth in Section 10.14.3 of the Loan
Agreement.

      Regulation D means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

      Regulatory Change means any change after the Closing Date in United States federal, state or foreign laws or regulations (including Regulation D and the laws or regulations which designate any assessment rate relating to certificates of deposit or otherwise) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including any Lender, of or under any United States federal, state, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

      Reimbursement Agreement means the Reimbursement and Remarketing Agreement, dated as of July 1, 1999, between the Owner and the LC Issuer, as amended, modified or supplemented from time to time.

      Reinvestment Premium means, with respect to the termination of the Lease and the purchase of all of the Properties by Lessee pursuant to Article 34 of the Lease, and the accompanying prepayment of the Loan and the Equity Investment on any Payment Date occurring on or prior to July 31, 2002, a premium in one of the following amounts: (i) if such Payment Date is a date on or prior to July 31, 2000, an amount equal to two percent (2%) of the Cost of the Properties as of such Payment Date; (ii) if such Payment Date is a date on or after August 1, 2000 but on or prior to July 31, 2001, an amount equal to one percent (1%) of the Cost of the Properties as of such Payment Date; and (iii) if such Payment Date is a date on or after August 1, 2001 but on or prior to July 31, 2002, an amount equal to one-half of one percent (0.5%) of the Cost of the Properties as of such Payment Date.

      Remaining Maximum Loan Amount means the Maximum Loan Amount less the aggregate of all Loans made by the Lenders, in each case as of the date of determination thereof.

      Remarketing Period has the meaning set forth in paragraph (b) of Article 27 of the Lease.

      Required Lenders means, as of a particular date, except as hereinafter set forth, Lenders holding at least 51% of the aggregate principal amount of all Notes outstanding or, if no Loans are then outstanding, Lenders having at least 60% of the aggregate Lender's Percentages' provided, further, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) increase the obligation of any Lender to make Loans to Owner pursuant to the Loan Agreement or subject the Lenders to any additional obligations; (ii) reduce the principal of, or interest on, any Loan or reduce the amount of any fee or other amount payable to or for the benefit of any Lender pursuant to any Operative Document (including, without limitation, reduce the amount of any installment of Basic Rent, or any amount of Additional Obligations, Termination Value, Purchase Price, Maximum Lessee Risk Amount, Maximum Lessor Risk Amount or Adjustment Price); (iii) postpone any date fixed for any payment of principal of, or interest on, any Advance or any fee or other amount payable to or for the benefit of any Lender pursuant to any Operative Document (including, without limitation, postpone any date fixed for the payment of any installment of Basic Rent, or any date for the payment of Additional Obligations, Termination Value, Purchase Price, Maximum Lessee Risk Amount, Maximum Lessor Risk Amount or Adjustment Amount); (iv) change the percentage of the Lender Percentage, or of the aggregate unpaid principal amount of any of the Loans, or the number of Lenders, which shall be required for the Lenders or the Agent Bank or any of them to take any action under any Operative Document; (v) change any provision relating to the use of proceeds of the Loans, or of Sections 2.6, 3, 4.1, 5.9 or 8.9 of the Loan Agreement, or this definition; (vi) release any of the security for the obligations of Owner or the Lessee under any Operative Document; (vii) release the Guarantor from its obligations under the Guaranty. Notwithstanding anything in this definition to the contrary, no amendment, waiver or consent shall be made with respect to Sections 4.3 or 8 of the Loan Agreement without the consent of the Agent Bank; or modify, alter or waive any provision of the Letter of Credit or any comfort letter issued in connection with the Letter of Credit.

      Requisition has the meaning set forth in Section 3.1.4 of the Loan Agreement.

      Responsible Officer has the meaning set forth in the Owner Trust
Agreement.

      Secured Beneficiary means BTM Capital Corporation, a Delaware corporation, together with its successors and assigns as a beneficiary under the Owner Trust Agreement.

      S&P has the meaning set forth in Article 12 of the Lease.

      Spread Determination Date has the meaning set forth in Section 2.5.2(b) of the Loan Agreement.

      Stock means all shares, options, interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity (including, without limitation, a partnership, business trust or limited liability company), whether voting or nonvoting, and including, without limitation, common stock, preferred stock, beneficial interests in trusts, securities convertible into or exchangeable for stock, or warrants or options for any of the foregoing.

      Subsequent Owner or Subsequent Lessor means (i) any and every future purchaser, assignee or transferee of the Property or any part thereof permitted under the Operative Documents and (ii) any and every future purchaser, assignee or transferee of the interest of any owner in the Property permitted under the Operative Documents, but upon the sale, assignment or transfer of all of such right, title and interest in and to the Property by a Subsequent Owner or Subsequent Lessor, as the case may be, such Subsequent Owner or Subsequent Lessor, as the case may be, shall cease to be a Subsequent Owner or Subsequent Lessor, as the case may be.

      Subsidiary, with respect to any corporation (the parent), means a corporation or partnership of which the parent, at the time in respect of which such term is used, owns directly, or controls with power to vote, indirectly through one or more Subsidiaries, shares of greater than fifty percent (50%) of its Voting Stock. The term Subsidiary, when used in the Operative Documents without reference to any particular Person, means a Subsidiary of Guarantor.

      Substantially Complete or Substantial Completion means, with respect to any Additional Improvements, complete in substantial accordance with Approved Plans.

      Taxes has the meaning set forth in Section 5.9 of the Loan Agreement.

      Term of this Lease and words of like import means, collectively, the Interim Term and the Basic Term.

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                                     - 21 -


      Term Termination Date means the fifth anniversary of the Basic Term Commencement Date.

      Termination Date means, as to any Property, the date specified by Lessee for termination of the Lease as to such Property in accordance with paragraph
(c) of Article 12 of the Lease.

      Termination Notice has the meaning set forth in paragraph (a) of Article 27 of the Lease.

      Termination Value has the meaning specified in Schedule C of the Lease.

      Title Company means the title company as specified in the title policy required by Section 5.1.4 of the Agency Agreement

      Total Property Cost means Fifty-Six Million, Seven Hundred Seventy Thousand, Eight Hundred Thirty-Three Dollars and 33/100 ($56,770,833.33) of which up to $2,500,000 may be attributable to Additional Improvements.

      Trade Fixtures has the meaning set forth in paragraph (a) of Article 11 of the Lease.

      Trust Estate has the meaning specified in the Owner Trust Agreement.

      Trustee means First Union National Bank, not individually but solely in its capacity as trustee under the Owner Trust Agreement, together with its successors or assigns as trustee thereunder.

      Uniform Commercial Code means the Uniform Commercial Code as enacted in the applicable State in which each Property is located, as amended from time to time.

      Unused Amount Fee has the meaning set forth in Section 4.1 of the Loan Agreement.

      Voting Stock, with respect to a corporation, means the stock of such corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect members of the Board of Directors (or other governing body) of such corporation, and with respect to any partnership, means the partnership interests in such partnership the owners of which are entitled to manage the affairs of the partnership, or vote in connection with the management of the affairs of the partnership or the designation of another Person as the Person entitled to manage the affairs of the partnership (it being understood that, in the case of any partnership, "shares" of Voting Stock shall refer to such partnership interests).